Exhibit 10.1

[EXECUTION COPY]

Published CUSIP Number: 964127AG9

CREDIT AGREEMENT

Dated as of August 12, 2011

among

WHITE MOUNTAINS INSURANCE GROUP, LTD.,

as the Borrower,

BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender and
an Issuing Lender,

and

THE OTHER LENDERS PARTY HERETO

BARCLAYS CAPITAL,
as Syndication Agent

and

HSBC BANK USA, N.A.,

NORDEA BANK FINLAND PLC, NEW YORK BRANCH,

and

U.S. BANK NATIONAL ASSOCIATION,

as Co-Documentation Agents

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

and

BARCLAYS CAPITAL
as Joint Lead Arrangers and Joint Book Runners

i

(continued)

(continued)

(continued)

SCHEDULES:

1	Commitment Schedule
1A	Existing Letters of Credit
5.3	Consents, Authorizations, Filings and Notices
10.2	Notice Addresses

EXHIBITS:

A	Form of Compliance Certificate
B-1	Form of Borrowing Request
B-2	Form of Swing Line Loan Notice
C-1	Form of Revolving Credit Note
C-2	Form of Swing Line Note
D	Form of Exemption Certificate
E	Form of Closing Certificate
F	Form of Legal Opinion of Robert Seelig, Esq.
G	Form of Legal Opinion of Conyers Dill & Pearman
H	Form of Assignment and Assumption
I	Form of Instrument of Accession
J	Form of Guaranty

iv

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of August 12, 2011, is among (i) WHITE MOUNTAINS INSURANCE GROUP, LTD., a company existing under the laws of Bermuda (the “Borrower”), (ii) each lender from time to time party hereto (collectively, the “Lenders”), (iii) BANK OF AMERICA, N.A. (“Bank of America”), as Administrative Agent, Swing Line Lender and an Issuing Lender and (iv) BARCLAYS CAPITAL, as Syndication Agent.

PRELIMINARY STATEMENTS

WHEREAS, the Borrower has requested that the Lenders provide a revolving credit facility under which the Borrower may obtain revolving loans and other extensions of credit in an aggregate principal amount outstanding at any time not in excess of $375,000,000 (subject to an option to increase such amount by an additional $75,000,000), and the Lenders are willing to do so on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

1.             DEFINITIONS

1.1.  Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Act of 1934” means the Securities Exchange Act of 1934 and the regulations issued thereunder.

“Administrative Agent” means Bank of America, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent appointed in accordance with Section 9.7.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.2, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent Fee Letter” means that certain letter agreement dated as of June 20, 2011 by and between the Borrower, the Administrative Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates (including, Bank of America, in its capacity as the Administrative Agent  and Merrill Lynch, Pierce, Fenner & Smith Incorporated in its capacity as one of the Arrangers), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agreement” means this Credit Agreement, as amended, restated, extended, supplemented or otherwise modified from time to time.

“Annual Statement” means the annual statutory financial statement of any Insurance Subsidiary required to be filed with the Department of its jurisdiction of incorporation or organization, which statement shall be in the form required by such Insurance Subsidiary’s jurisdiction of incorporation or organization or, if no specific form is so required, in the form of financial statements permitted by such Department to be used for filing annual statutory financial statements and shall contain the type of information permitted or required by such Department to be disclosed therein, together with all exhibits or schedules filed therewith.

“Applicable Margin” means the applicable percentage per annum set forth below corresponding to the Total Consolidated Debt to Total Consolidated Capitalization Ratio as of the most recent fiscal quarter of the Borrower for which a Compliance Certificate has been or is required to have been delivered pursuant to Section 6.2(b):

Pricing Level	Total Consolidated Debt to Total Consolidated Capitalization Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans
I	≤ 10.0%	1.375%	0.375%
II	> 10.0% ≤ 15.0%	1.575%	0.575%
III	> 15.0% ≤ 22.5%	1.775%	0.775%
IV	> 22.5% < 30.0%	2.100%	1.100%
V	≥ 30.0%	2.500%	1.500%

The Applicable Margin in effect from the Closing Date through the first Business Day immediately following the date the first Compliance Certificate is delivered to the Administrative Agent pursuant to Section 6.2(b) shall be the Applicable Margin set forth in pricing level III.  Any increase or decrease in the Applicable Margin resulting from a change in the Total Consolidated Debt to Total Consolidated Capitalization Ratio, as set forth on a Compliance Certificate delivered pursuant to Section 6.2(b), shall become effective as of the first Business Day immediately following delivery of such Compliance Certificate; provided, however, that if a Compliance Certificate is not delivered when due in accordance with Section 6.2(b), then the pricing level V Applicable Margin shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until the first Business Day after the date on which such Compliance Certificate is delivered.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.12(b).

“Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time used by the applicable Issuing Lender, which shall not be inconsistent with this Agreement or impose additional obligations on the Borrower.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital, in their respective capacities as joint lead arrangers and joint book runners.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, substantially in the form of Exhibit H or any other form approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

“Auto-Extension Letter of Credit” has the meaning specified in Section 3.2(c).

“Available Revolving Credit Commitment” means, with respect to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Credit Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Barclays Capital” means, Barclays Capital, the investment banking division of Barclays Bank PLC.

“Barclays Fee Letter” means that certain letter agreement dated as of June 20, 2011 by and between the Borrower and Barclays Bank PLC.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in the Base Rate due to a change in any of the foregoing shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loans” means Loans for which the applicable rate of interest is based upon the Base Rate.

“Berkshire Hathaway” means, Berkshire Hathaway Inc., or an Affiliate thereof.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower Materials” has the meaning specified in Section 6.2(e).

“Borrower” has the meaning specified in the preamble hereto.

“Borrowing Date” means any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Request” means a notice of (a) a borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Loans pursuant to Sections 2.2 or 2.9 which, if in writing, shall be substantially in the form of Exhibit B-1.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Loans, a day (other than a Saturday or Sunday) on which banks generally are open in New York City for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in Dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York City for the conduct of substantially all of the commercial lending activities, and interbank wire transfers can be made on the Fedwire system.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital and Surplus” means, as of any date, (a) as to any Insurance Subsidiary domiciled in the United States, the total surplus as regards to policyholders (or any successor line item description that contains the same information) as shown in its Annual Statement or Interim Statement, or an amount determined in a consistent manner for any date other than one as of which an Annual Statement or Interim Statement is prepared, (b) as to Sirius, the total solvency capital (or any successor line item description that contains the same information) as shown in its Annual Statement or Interim Statement, or an amount determined in a consistent manner for any date other than one as of which an Annual Statement or Interim Statement is prepared and (c) as to any other Insurance Subsidiary, the equivalent amount (determined in good faith by the Borrower).

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock or share capital of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lenders or the Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the applicable Issuing Lender or the Swing Line Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the applicable Issuing Lender or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change of Control” means an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Act of 1934, but excluding any employee benefit plan of such person or any of its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than (i) Berkshire Hathaway, (ii) Franklin Mutual or (iii) John J. Byrne or any Related Person with respect to John J. Byrne (together with, in the case of clauses (i), (ii) and (iii), their Affiliates) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 30% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b)           during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

For the avoidance of doubt, none of the Capital Stock held by the entities listed in clauses (a)(i), (a)(ii) and (a)(iii), nor the Capital Stock held by any of their Affiliates, shall be included as being owned by a “person” or “group” when determining whether such “person” or “group” has met the 30% threshold set forth in clause (a).

“Closing Certificate” means a certificate substantially in the form of Exhibit E.

“Closing Date” means the first date on which all the conditions precedent in Section 4.1 are satisfied or waived in accordance with Section 10.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitments” means, collectively the Revolving Credit Commitments, the Swing Line Commitment, the L/C Commitment or as the context may require, any such Commitment.

“Compensation Period” has the meaning specified in Section 2.14(e)(ii).

“Compliance Certificate” means a certificate duly executed by a Responsible Officer on behalf of the Borrower substantially in the form of Exhibit A.

“Conditional Common Equity” means convertible preferred equity issued by the Borrower or any of its Subsidiaries which will convert to common equity of the Borrower or any of its Subsidiaries upon shareholder approval (provided that such shareholder approval is obtained within the period required by the terms thereof).

“Consolidated Net Income” means, the consolidated net income (or loss) of the Borrower and its consolidated Subsidiaries for such period, determined in accordance with GAAP; provided, however, that in calculating Consolidated Net Income, there shall be excluded for purposes of the calculation of Consolidated Net Income (x) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its

Subsidiaries, and (y) the net unrealized investment gain (or loss), less the net unrealized foreign currency gain (or loss) on investments, less applicable related income tax provisions (or plus applicable related income tax benefits), in each case, included in the consolidated net income (or loss) of the Borrower.

“Consolidated Net Worth” means the sum of all amounts that would be included on a consolidated balance sheet of the Borrower and its consolidated Subsidiaries under shareholders’ equity at such date, plus non-controlling interests, in each case, determined in accordance with GAAP; provided, however, that in calculating Consolidated Net Worth, there shall be excluded for purposes of the calculation of Consolidated Net Worth (x) the accumulated net unrealized investment gain (or loss), less the net unrealized foreign currency gain (or loss) on investments, less applicable related income tax provisions (or plus applicable related income tax benefits), in each case, as of June 30, 2011, (y) the net unrealized investment gain (or loss), less the net unrealized foreign currency gain (or loss) on investments, less applicable related income tax provisions (or plus applicable related income tax benefits), in each case, included in the consolidated net income (or loss) of the Borrower subsequent to June 30, 2011 and (z) the equity in the net unrealized investment gain (or loss), less applicable related income tax provisions (or plus applicable related income tax benefits), in each case, from investments in unconsolidated affiliates.

“Cure Period” has the meaning specified in Section 7.1(b).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“DAC Write-off” has the meaning specified in Section 7.1(a).

“Debt” means indebtedness for borrowed money.

“Debtor Relief Laws” the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions, domestic or foreign, from time to time in effect and affecting the rights of creditors generally.

“Default” means any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender” means, subject to Section 2.24(b), any Lender that, as reasonably determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within two (2) Business Days of the date required to be funded by it hereunder, unless such obligation is the subject of a good faith dispute, (b) has notified the Borrower, the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit (except, in each case, to the extent such funding obligations are the subject of a good faith dispute), (c) has failed, within two (2) Business Days after request by the Administrative Agent or the Borrower, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations hereunder, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Default Rate” has the meaning specified in Section 2.11(c).

“Department” means, with respect to any Insurance Subsidiary, the insurance commissioner or other Governmental Authority of such Insurance Subsidiary’s jurisdiction of incorporation or organization.

“Dollars” and “$” means lawful currency of the United States of America.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.7(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.7(b)(iii)).

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, injunctive or equitable relief, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries resulting from or based upon (a) a violation of any environmental law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) human exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan (other than a Multiemployer Plan); (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section

4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in Reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan (other than a Multiemployer Plan); (g) the determination that any Pension Plan (other than a Multiemployer Plan) is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the receipt by the Borrower or any ERISA Affiliate of any notice that a Multiemployer Plan is in endangered status under Section 305 of ERISA, or (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon  the Borrower or any ERISA Affiliate.

“Esurance Sale” shall mean the sale by the Borrower of White Mountains, Inc., its Subsidiaries and Answer Financial Inc. to the Allstate Corporation.

“Esurance Segment” shall mean the Esurance segment as described in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

“Eurodollar Loans” means Loans for which the applicable rate of interest is based upon clause (a) of the definition of “Eurodollar Rate.”

“Eurodollar Rate” means:

(a)           for any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and

(b)           for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Excluded Taxes” has the meaning specified in Section 2.16(a).

“Existing Credit Agreement” means that certain Credit Agreement, dated as of June 19, 2007 (as amended), among the Borrower, the lenders from time to time party thereto, Bank of America as administrative agent and the other agents and arrangers from time to time party thereto.

“Existing Letters of Credit” means those letters of credit set forth on Schedule 1A.

“Event of Default” means any of the events specified in Section 8.1, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Facility Fee Rate” means the applicable percentage per annum set forth below corresponding to the Total Consolidated Debt to Total Consolidated Capitalization Ratio as of the most recent fiscal quarter of the Borrower for which a Compliance Certificate has been or is required to have been delivered pursuant to Section 6.2(b):

Pricing Level	Total Consolidated Debt to Total Consolidated Capitalization Ratio	Facility Fee Rate
I	≤ 10.0%	0.250%
II	> 10.0% ≤ 15.0%	0.300%
III	> 15.0% ≤ 22.5%	0.350%
IV	> 22.5% < 30.0%	0.400%
V	≥ 30.0%	0.500%

The Facility Fee Rate in effect from the Closing Date through the first Business Day immediately following the date the first Compliance Certificate is delivered to the Administrative Agent pursuant to Section 6.2(b) shall be the Facility Fee Rate set forth in pricing level III.  Any increase or decrease in the Facility Fee Rate resulting from a change in the Total Consolidated Debt to Total Consolidated Capitalization Ratio, as set forth on a Compliance Certificate delivered pursuant to Section 6.2(b), shall become effective as of the first Business Day immediately following delivery of such Compliance Certificate; provided, however, that if a Compliance Certificate is not delivered when due in accordance with Section 6.2(b), then the level V Facility Fee Rate shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until the first Business Day after the date on which such Compliance Certificate is delivered.

Notwithstanding anything to the contrary contained in this definition, the determination of the Facility Fee Rate for any period shall be subject to the provisions of Section 2.12(b).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as reasonably determined by the Administrative Agent.

“Fee Letters” means, collectively, the Agent Fee Letter and the Barclays Fee Letter.

“Fitch” means Fitch, Inc. (or any successor thereto).

“Franklin Mutual” means any investment fund managed by Franklin Mutual Advisers LLC (or any successor thereto) or any of its Affiliates.

“Fronting Exposure” means, at any time there is a Lender that is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Revolving Credit Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Revolving Credit Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Fundamental Change” means any of (a) the Borrower consolidating or amalgamating with or merging into any other Person, (b) the Borrower failing to preserve, renew and keep, in full force and effect, its corporate existence, (c) the Borrower, directly or indirectly through any of its Subsidiaries, conveying or transferring the properties and assets of the Borrower and its Subsidiaries (taken as a whole for the Borrower and its Subsidiaries) substantially as an entirety (other than to the Borrower or any of its Subsidiaries), or (d) the Borrower liquidating, winding up or dissolving itself, other than, in the case of clauses (a) through (d), any such transaction or transactions the sole purpose of which is to change the domicile of the Borrower (in any such redomiciliation (x) the surviving, amalgamated or transferee entity shall expressly assume, by an agreement reasonably satisfactory to the Administrative Agent, the obligations of the Borrower to be performed or observed hereunder and deliver to the Administrative Agent such corporate authority documents and legal opinions as the Administrative Agent shall reasonably request, (y) the surviving, amalgamated or transferee entity shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement with the same effect as if such surviving, amalgamated or transferee entity had been named as the Borrower herein and (z) the surviving, amalgamated or transferee entity shall be organized under the laws of the United States of America, any state thereof, the District of Columbia or Bermuda).

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time and set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof whether state or local and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing, including any board of insurance, insurance department or insurance commissioner.

“Granting Lender” has the meaning specified in Section 10.7(h).

“Guarantee Obligation” means as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated

or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors” means each Initial Guarantor and any other Subsidiary of the Borrower that is or becomes a party to the Guaranty at the election of the Borrower (each, an “Additional Guarantor”), in each case unless and until such Person is released from such Guaranty pursuant to Section 10.17.

“Guaranty” means that certain Guaranty, substantially in the form of Exhibit J, dated as of the Closing Date by the Initial Guarantors in favor of the Administrative Agent and the Lenders, as amended, restated, extended, supplemented or otherwise modified from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes, hazardous or toxic substances or wastes, pollutants, solid, liquid or gaseous wastes, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls (“PCBs”) or PCB-containing materials or equipment, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any environmental law.

“Hedge Agreements” means all interest rate swaps, caps or collar agreements or similar arrangements entered into by the Borrower or any of its Subsidiaries providing for protection against fluctuations in interest rates or currency exchange rates or otherwise providing for the exchange of nominal interest obligations, either generally or under specific contingencies.

“Increase Effective Date” has the meaning specified in Section 2.22(b).

“Indebtedness” means, as to any Person at any date, without duplication, all of the following, whether or not included as Indebtedness or liabilities in accordance with GAAP (a) all Debt of such Person, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit, bank guarantees, surety bonds or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire, defease or otherwise acquire for value any Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of any of the foregoing, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (j) for the purposes of Section 8.1(h) only, all obligations of such Person in respect of Hedge Agreements.

“Indemnified Liabilities” has the meaning specified in Section 10.6.

“Indemnitees” has the meaning specified in Section 10.6.

“Initial Guarantors” means Lone Tree Insurance Group Ltd., a company organized under the laws of Bermuda, and Lone Tree Holdings Ltd., a company organized under the laws of Bermuda.

“Instrument of Accession” has the meaning specified in Section 2.22.

“Insurance Regulations” means any Law, directive or order applicable to an insurance company.

“Insurance Regulator” means any Person charged with the administration, oversight or enforcement of any Insurance Regulation.

“Insurance Subsidiary” means any Subsidiary which is required to be licensed by any Department as an insurer or reinsurer and each direct or indirect Subsidiary of such Subsidiary.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, arising under Laws, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date” means (a) as to any Base Rate Loan, the last Business Day of each of March, June, September and December and the last day of the Revolving Credit Commitment Period, (b) as to any Eurodollar Loan, the last day of each Interest Period applicable to such Loan and the last day of the Revolving Credit Commitment Period; provided, however, that if any Interest Period for a Eurodollar Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates, and (c) as to any Loan (other than a Base Rate Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period” means, as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months (or, unless unavailable to  any Lender, nine or twelve months) thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months (or, unless unavailable to any Lender, nine or twelve months) thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period in respect of the Loans that would otherwise extend beyond the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date, and

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Interim Statement” means any interim statutory financial statement or financial report (whether quarterly, semiannually or otherwise) of any Insurance Subsidiary required to be filed with the Department of its jurisdiction of incorporation or organization, which statement or report shall be in the form required by such Insurance Subsidiary’s jurisdiction of incorporation or organization or, if no specific form is so required, in the form of financial statements or financial reports permitted by such Department to be used for filing interim statutory financial statements or financial reports and shall contain the type of information permitted or required by such Department to be disclosed therein, together with all exhibits or schedules filed therewith.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Application, and any other document, agreement and instrument entered into by the applicable Issuing Lender and the Borrower (or any Subsidiary) or by the Borrower (or any Subsidiary) in favor of the applicable Issuing Lender and relating to any such Letter of Credit.

“Issuing Lender” means Bank of America and any other Lender from time to time designated by the Borrower as an Issuing Lender, with the consent of such Lender and the Administrative Agent.

“Laws” means any law, treaty, rule, regulation or order of an arbitrator or a court or other Governmental Authority.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Revolving Credit Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a borrowing.

“L/C Commitment” means $100,000,000, as the same may be reduced from time to time pursuant to Section 2.7.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof or the increase of the amount thereof.

“L/C Fee Payment Date” means the first Business Day of each of January, April, July and October and the last day of the Revolving Credit Commitment Period.

“L/C Obligations” means, at any time, an amount equal to the sum of (a) the aggregate amount available to be drawn under all outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.3.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.3.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participants” means, with respect to any Letter of Credit, the collective reference to all of the Lenders, other than the Issuing Lender that issued such Letter of Credit.

“Lenders” has the meaning specified in the preamble hereto.

“Letters of Credit” means any standby letters of credit issued hereunder and shall include the Existing Letters of Credit.

“License” means any license, certificate of authority, permit or other authorization which is required to be obtained from any Governmental Authority in connection with the operation, ownership or transaction of insurance or reinsurance business.

“Lien” means any mortgage, pledge, security interest, encumbrance, charge or security interest of any kind.

“Loan” means any loan made by any Lender to the Borrower pursuant to this Agreement, including any Revolving Credit Loan and any Swing Line Loan made by the Swing Line Lender.

“Loan Documents” means this Agreement, the Applications, the Guaranty, the Notes, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.23 of this Agreement and any Instrument of Accession executed hereunder pursuant to Section 2.22.

“Majority Lenders” means the holders of more than 50% of the Total Revolving Extensions of Credit (or, if no such Revolving Extensions of Credit are outstanding, prior to any termination of the Revolving Credit Commitments, the holders of more than 50% of the Total Revolving Credit Commitments).  The Revolving Credit Commitment in effect (or, when applicable, Revolving Extensions of Credit outstanding) of any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

“Mandatory Convertible Securities” means equity securities or subordinated debt securities (which subordinated debt securities, if issued by the Borrower or a Guarantor, will include subordination to the obligations of the Borrower and the Guarantors hereunder), issued by the Borrower or any of its Subsidiaries which (i) are not (x) Mandatory Redeemable Securities (other than Qualified Securities) or (y) Conditional Common Equity and (ii) provide, pursuant to the terms thereof, that the issuer of such securities (or an affiliate of such issuer) may cause (without the payment of additional cash consideration by the issuer thereof) the conversion or exchange of, or has agreed to convert or exchange, such securities to or for equity securities of the Borrower or any of its Subsidiaries upon the occurrence of a certain date or of certain events.  A Mandatory Convertible Security that is also a Qualified Security shall be treated as a Mandatory Convertible Security.

“Mandatory Redeemable Securities” means debt or equity securities (other than Conditional Common Equity, so long as such Conditional Common Equity may not be required, by the holder thereof, to be repurchased or redeemed during the period provided for shareholder approval of conversion pursuant to the terms of such Conditional Common Equity) issued by the Borrower or any of its Subsidiaries which either (i) are subordinated debt securities (which subordinated debt securities, if issued by the Borrower or a Guarantor, will include subordination to the obligations of the Borrower and the Guarantors hereunder), or (ii) provide, pursuant to the terms thereof, that such securities must be repurchased or redeemed, or the holder of such securities may require the issuer of such securities to repurchase or redeem such securities, upon the occurrence of a certain date or of certain events.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or financial condition of the Borrower and its Subsidiaries taken as a whole, or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of the Administrative Agent and the Lenders hereunder or thereunder.

“Material Insurance Subsidiary” means any Insurance Subsidiary (whether existing on or acquired or formed after the Closing Date) having Capital and Surplus equal to 10% or more of the Consolidated Net Worth of the Borrower as of the most recent Annual Statement or Interim Statement of such Insurance Subsidiary.

“Maximum Rate” has the meaning specified in Section 10.19(a).

“Moody’s” means Moody’s Investors Service, Inc. (or any successor thereto).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“NAIC” means the National Association of Insurance Commissioners or any successor thereto, or in the absence of the National Association of Insurance Commissioners or such successor, any other association, agency or other organization performing advisory, coordination or other like functions among insurance departments, insurance commissioners and similar Governmental Authorities of the various states of the United States towards the promotion of uniformity in the practices of such Governmental Authorities.

“Non-Excluded Taxes” has the meaning specified in Section 2.16(a).

“Non-Extension Notice Date” has the meaning specified in Section 3.2(c).

“Non-Regulated Operating Subsidiary” means each Subsidiary of the Borrower engaged directly (as opposed to indirectly through the ownership of Capital Stock of a Person engaged in a Principal Business) in a Principal Business, whether now owned or hereafter acquired, which is not an Insurance Subsidiary.

“Non-U.S. Lender” has the meaning specified in Section 2.16(d).

“Note” means any promissory note, including any revolving credit note or swing line note, made by the Borrower in favor of a Lender evidencing any Loan, substantially in the forms of Exhibit C-1 and C-2, as the case may be and as any such Note may be amended, restated, supplemented, modified or replaced from time to time.

“OneBeacon Insurance Group” means the grouping of Insurance Subsidiaries of OneBeacon Limited identified by NAIC Group Code 1129 (or any successor grouping equivalent thereto).

“OneBeacon Limited” means OneBeacon Insurance Group, Ltd., a company existing under the laws of Bermuda.

“OneBeacon Notes” means those certain 5.875% Senior Notes issued pursuant to the Senior Indenture, dated as of May 19, 2003, between the Borrower, OneBeacon U.S. Holdings and The Bank of New York Mellon Trust Company, N.A., as trustee, in the initial aggregate principal amount of $700,000,000 due May 15, 2013.

“OneBeacon U.S. Holdings” means OneBeacon U.S. Holdings, Inc., a Delaware corporation (f/k/a Fund American Companies, Inc.).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning specified in Section 10.7(d).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Liens” means (a) any Lien upon Property to secure any part of the cost of development, construction, alteration, repair or improvement of such Property, or Indebtedness incurred to finance such cost; (b) any extension, renewal or replacement, in whole or in part, of any Lien referred to in the foregoing clause (a); (c) any Lien relating to a sale and leaseback transaction; (d) any Lien in favor of the Borrower or any Subsidiary granted by the Borrower or any Subsidiary in order to secure any intercompany obligations; (e) mechanic’s, materialmen’s, carriers’ or other like Liens arising in the ordinary course of business (including construction of facilities) in respect of obligations which are not due or which are being contested in good faith; (f) any Lien arising in connection with any legal proceeding which is being contested in good faith; (g) Liens for taxes not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings; (h) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (i) pledges or deposits under workers’ compensation Laws, unemployment insurance Laws or similar social security legislation; (j) any pledge or deposit to secure performance of letters of credit, bank guarantees, bids, leases, statutory obligations, surety and appeal bonds, performance bonds or other obligations of a like nature arising in the ordinary course of business; (k) any interest or title of a lessor under any lease entered into in the ordinary course of business; (l) Liens on assets of any Insurance Subsidiary securing (i) short-term Indebtedness (i.e. with a maturity of less than one year when issued, provided that such Indebtedness may include an option to extend for up to an additional one year period) incurred or issued to provide short-term liquidity to facilitate claims payments in the event of catastrophe, (ii) Indebtedness incurred or issued in the ordinary course of its business or in securing insurance-related obligations (that do not constitute Indebtedness) and letters of credit, bank guarantees, surety bonds or similar instruments issued for the account of any such Insurance Subsidiary in the ordinary course of its business or in securing insurance-related obligations (that do not constitute Indebtedness) or (iii) insurance-related obligations (that do not constitute Indebtedness); (m) judgment liens in respect of judgments that do not constitute an Event of Default under Section 8.1(j); (n) Liens on securities that are lent pursuant to securities lending activities; and (o) Liens securing the obligations hereunder.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.2(e).

“Preference Shares” means those certain fixed/floating perpetual non-cumulative preference shares, liquidation preference $1,000 per share, of White Mountains Re.

“Principal Business” means (a) a business of the type engaged in by the Borrower and its Subsidiaries on the date of this Agreement, (b) any other insurance, insurance services, insurance related or risk management related business and (c) any business reasonably incident to any of the foregoing.

“Property” means any property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Qualified Securities” means (a) Mandatory Redeemable Securities issued by the Borrower or any of its Subsidiaries that, pursuant to the terms thereof, must be redeemed or repurchased or repaid, or may be required to be redeemed or repurchased or repaid at the option of the holder of such securities (excluding redemption, repurchase or repayment upon the occurrence of one or more events or conditions but including redemption, repurchase or repayment upon the occurrence of a certain date), (i) if such Mandatory Redeemable Securities are equity securities or subordinated debt securities, not sooner than the Revolving Credit Termination Date (except to the extent permitted by clause (ii) below) or (ii) only in exchange for equity securities or other Qualified Securities of the Borrower or any of its Subsidiaries (except to the extent permitted by clause (i) above) and (b) any other debt or equity securities issued by the Borrower or any of its Subsidiaries whose proceeds are or would be accorded, at or about the time of issuance, equity treatment by S&P.

“Refunded Swing Line Loans” has the meaning specified in Section 2.4(b).

“Refunding Date” has the meaning specified in Section 2.4(c).

“Register” has the meaning specified in Section 10.7(c).

“Regulation U” means Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation” means the obligation of the Borrower to reimburse an Issuing Lender pursuant to Section 3.3(a) for amounts drawn under Letters of Credit issued by such Issuing Lender for the account of the Borrower.

“Related Person” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Requested Reimbursement Date” has the meaning specified in Section 3.3(a).

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person (excluding, in the case of Section 2.15(a)(i), any of the foregoing relating to the Administrative Agent or any Lender), and any Law, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer” means, as to the Borrower or any Subsidiary, the chief executive officer, president, chief financial officer, treasurer, chief accounting officer, any vice president or any managing director of the Borrower or any Subsidiary, as the context requires.  Any document delivered hereunder that is signed by a Responsible Officer on behalf of the Borrower or a Subsidiary shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower or such Subsidiary and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower or such Subsidiary.

“Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender, if any, to make Revolving Credit Loans and participate in Swing Line Loans and Letters of Credit, in an aggregate principal or face amount not to exceed the amount set forth under the heading “Revolving Credit Commitment” opposite such Lender’s name on Schedule 1 to this Agreement, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be adjusted from time to time pursuant to the terms hereof.

“Revolving Credit Commitment Period” means the period from and including the Closing Date to the earliest of (a) the Revolving Credit Termination Date, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.7, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the Issuing Lenders to make L/C Credit Extensions pursuant to Section 8.2.

“Revolving Credit Loans” has the meaning specified in Section 2.1.

“Revolving Credit Percentage” means, as to any Lender at any time, subject to Section 2.24, the percentage (carried out to the ninth decimal place) which such Lender’s Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitments (or, at any time after the commitment of each Lender to make Loans and the obligation of each Issuing Lender to make L/C Credit Extensions shall have terminated pursuant to Section 8.2 or if all of the Revolving Credit Commitments shall have expired, then the Revolving Credit Percentage of each Lender shall be determined based on the Revolving Credit Percentage of such Lender most recently in effect, giving effect to any subsequent assignments).

“Revolving Credit Termination Date” means August 12, 2015; provided, however, that, if such date is not a Business Day, the Revolving Credit Termination Date shall be the next succeeding Business Day.

“Revolving Extensions of Credit” means, as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (b) the principal amount equal to such Lender’s Revolving Credit Percentage of the L/C Obligations then outstanding and (c) the principal amount equal to such Lender’s Revolving Credit Percentage of the aggregate principal amount of Swing Line Loans then outstanding.

“S&P” means Standard & Poor’s Rating Services (or any successor thereto).

“SAP” means with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the Department in the jurisdiction of incorporation or organization of such Insurance Subsidiary for the preparation of annual statements and other financial reports by insurance companies of the same type as such Insurance Subsidiary, which are applicable to the circumstances as of the date of determination.

“SEC” means the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“SFAS” means the Statements of Financial Accounting Standards adopted by the Financial Accounting Standards Board.

“Sirius” means Sirius International Insurance Corporation, a Swedish corporation.

“SPC” has the meaning specified in Section 10.7(h).

“Specified Event of Default” means an Event of Default pursuant to Sections 8.1(a), 8.1(b) (with respect to Section 7.1 only) or 8.1(c).

“Stated Rate” has the meaning specified in Section 10.20(a).

“Subsidiary” of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Swing Line Commitment” means the obligation of the Swing Line Lender to make Swing Line Loans pursuant to Section 2.3 in an aggregate principal amount at any one time outstanding not to exceed $50,000,000.

“Swing Line Lender” means Bank of America, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loans” has the meaning specified in Section 2.3(a).

“Swing Line Participation Amount” has the meaning specified in Section 2.4(c).

“Syndication Agent” means Barclays Capital, and any other Lender as may be designated from time to time by the Borrower as a syndication agent, with the consent of such Lender and the Arrangers.

“Total Consolidated Capitalization” means, as at any date, the sum, without duplication, of (a) Consolidated Net Worth plus (b) Total Consolidated Debt plus, (c) the amounts in respect of Trust Preferred Securities, Mandatory Convertible Securities, Mandatory Redeemable Securities, Conditional Common Equity and any other preferred equity that would, in conformity with GAAP, be reflected on a consolidated balance sheet of the Borrower and its consolidated Subsidiaries prepared as of such date and which are not already included in clause (a) or (b) above.

“Total Consolidated Debt” means, at any date, the sum, without duplication, of (a) all amounts that would, in conformity with GAAP, be reflected and classified as debt on a consolidated balance sheet of the Borrower and its consolidated Subsidiaries prepared as of such date (other than amounts excluded by clauses (b) and (c) below), (b) Indebtedness represented by (i) Trust Preferred Securities or Qualified Securities (in each case, owned by Persons other than the Borrower or any of its consolidated Subsidiaries) but only to the extent that such securities (other than Mandatory Convertible Securities) exceed 15% of Total Consolidated Capitalization or (ii) Mandatory Redeemable Securities (owned by Persons other than the Borrower or any of its consolidated Subsidiaries) other than Qualified Securities, and (c) Indebtedness represented by Mandatory Convertible Securities (owned by Persons other than the Borrower or any of its consolidated Subsidiaries) but only to the extent that such Mandatory Convertible Securities plus Trust Preferred Securities and Qualified Securities (in each case, owned by Persons other than the Borrower or any of its consolidated Subsidiaries) exceed 25% of Total Consolidated Capitalization; provided, that in the event that the notes related to the Mandatory Convertible Securities remain outstanding following the exercise of forward purchase contracts related to such Mandatory Convertible Securities, then such outstanding notes will be included in Total Consolidated Debt thereafter.  Total Consolidated Debt shall, in any event, not include (1) Hedge Agreements entered into in the ordinary course of business for non-speculative purposes, (2) Indebtedness of the type described in Sections 7.2(b), (c), (d), (f), (g) and (k), (3) Conditional Common Equity, (4) any other amounts in respect of Trust Preferred Securities, Mandatory Redeemable Securities, Mandatory Convertible Securities or Qualified Securities, or (5) any amounts resulting from any entity consolidated as a Variable Interest Entity in “ASC Topic 810 — Consolidations”.

“Total Consolidated Debt to Total Consolidated Capitalization Ratio” means, as at the end of any fiscal quarter of the Borrower, the ratio of (a) Total Consolidated Debt to (b) Total Consolidated Capitalization.

“Total Revolving Credit Commitments” means, at any time, the aggregate amount of Revolving Credit Commitments then in effect.  The aggregate amount of the Total Revolving Credit Commitments on the Closing Date is $375,000,000.

“Total Revolving Extensions of Credit” means, at any time, the aggregate amount of the Revolving Extensions of Credit of the Lenders outstanding at such time.

“Transferee” means a Participant or an assignee of any Lender’s rights and obligations under this Agreement pursuant to an Assignment and Assumption.

“Trust Preferred Securities” means preferred equity issued by a special purpose entity, the proceeds of which are used to purchase subordinated debt securities of the Borrower or any of its Subsidiaries having terms that substantially mirror those of such preferred equity issued by the special purpose entity such that the subordinated debt securities constitute credit support for obligations in respect of such preferred equity and such preferred equity is reflected on a consolidated balance sheet of the Borrower and its consolidated Subsidiaries in accordance with GAAP.

“Type” means, as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“Unreimbursed Amount” has the meaning specified in Section 3.3(a).

“White Mountains Re” means White Mountains Re Group, Ltd., a company organized under the laws of Bermuda.

1.2.  Other Definitional Provisions.  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(a)                                  As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower or any of its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP or SAP, as the case may be.

(b)                                 References herein to particular pages, columns, lines or sections of any Person’s Annual Statement shall be deemed, where appropriate, to be references to the corresponding page, column, line or section of such Person’s Interim Statement, or if no such corresponding page, column, line or section exists or if any report form changes, then to the corresponding item referenced thereby.

(c)                                  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)                                 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)                                  The word “or” is not exclusive and the words “include”, “includes” or “including” shall be deemed to be followed by the phrase “without limitation”.

(f)                                    References to “preferred equity” includes Capital Stock designated as preferred stock, preference shares, preferred shares or any similar term.

1.3.  Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.4.  Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5.  Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.6.  Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if either (x) the Borrower, by notice to the Administrative Agent or (y) the Administrative Agent or the Majority Lenders, by notice to the Borrower, requests an amendment to any provision in this Agreement or any other Loan Document to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance the terms of Section 10.1.

2.                                      AMOUNT AND TERMS OF COMMITMENTS

2.1.  Revolving Credit Commitments.  (a)  Subject to the terms and conditions hereof each Lender severally agrees to make revolving credit loans (“Revolving Credit Loans”) to the Borrower from time to time on any Business Day during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding for each Lender which, when added to such Lender’s Revolving Credit Percentage of the sum of (A) the L/C Obligations then outstanding and (B) the aggregate principal amount of the Swing Line Loans then outstanding, does not exceed the amount of such Lender’s Revolving Credit Commitment.  During the Revolving Credit Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  The Revolving Credit Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.9, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan during the one month period immediately prior to the Revolving Credit Termination Date.

(b)                                 The Borrower shall repay to the Lenders all outstanding Revolving Credit Loans on the Revolving Credit Termination Date.

2.2.  Procedure for Revolving Credit Borrowing.  The Borrower may borrow under the Revolving Credit Commitments on any Business Day during the Revolving Credit Commitment Period, provided that the Borrower shall give the Administrative Agent a borrowing request in the form of Exhibit B-1 hereto (hereinafter, a “Borrowing Request”) (which Borrowing Request must be received by the Administrative Agent prior to 11:00 A.M., (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) on the requested Borrowing Date, in the case of Base Rate Loans, provided that requests for Base Rate Loans not received prior to 11:00 A.M. on the requested Borrowing Date shall be deemed received on the following Business Day), and must specify (i) the amount and Type of Revolving Credit Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the length of the initial Interest Period therefor; provided, however, that if the Borrower wishes to request Eurodollar Loans having an Interest Period of nine or twelve months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 A.M., four Business Days prior to the requested date of such borrowing, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is unavailable to any of them.  Not later than 10:00 A.M., three Business Days before the requested date of such borrowing, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period is unavailable to any Lender.  If the Borrower requests a borrowing of Eurodollar Loans in any Borrowing Request, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  Each borrowing of Revolving Credit Loans under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Credit Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swing Line Lender may request, on behalf of the Borrower, borrowings of Base Rate Loans under the Revolving Credit Commitments in other amounts pursuant to Section 2.4.  Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof.  Each Lender will make its Revolving Credit Percentage of the amount of each borrowing of Revolving Credit Loans available to the Administrative Agent for the account of the Borrower at the Administrative Agent’s Office prior to 12:00 Noon, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower by the Administrative Agent in like funds as received by the Administrative Agent.

2.3.  Swing Line Commitment.  (a) Subject to the terms and conditions hereof, the Swing Line Lender agrees, in reliance on the agreements of the other Lenders set forth in Section 2.4, that during the Revolving Credit Commitment Period, it will make available to the Borrower in the form of swing line loans (“Swing Line Loans”) a portion of the credit otherwise available to the Borrower under the Revolving Credit Commitments; provided that (i) all Swing Line Loans shall be made at the sole and absolute discretion of the Swing Line Lender, (ii) the aggregate principal amount of Swing Line Loans outstanding at any time shall not exceed the Swing Line Commitment then in effect (notwithstanding that the Swing Line Loans outstanding at any time, when aggregated with the Swing Line Lender’s other outstanding Revolving Credit Loans hereunder, may exceed the Swing Line Commitment then in effect or such Swing Line Lender’s Revolving Credit Commitment then in effect), and (iii) the Borrower shall not request, and the Swing Line Lender shall not make, any Swing Line Loan if, after giving effect to the making of such Swing Line Loan, the aggregate amount of the Available Revolving Credit Commitments would be less than zero.  During the Revolving Credit Commitment Period, the Borrower may use the Swing Line Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof.  Swing Line Loans shall be Base Rate Loans only.

(b)                                 The Borrower shall repay all outstanding Swing Line Loans on the Revolving Credit Termination Date.  Each payment in respect of Swing Line Loans shall be made to the Swing Line Lender.

2.4.  Procedure for Swing Line Borrowing; Refunding of Swing Line Loans.  (a)  The Borrower may borrow under the Swing Line Commitment on any Business Day during the Revolving Credit Commitment Period, provided, the Borrower shall give the Swing Line Lender irrevocable telephonic notice confirmed promptly in writing in the form of Exhibit B-2 (which telephonic notice must be received by the Swing Line Lender not later than 1:00 P.M. on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date.  Each borrowing under the Swing Line Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof.  If the Swing Line Lender shall elect to fund a requested Swing Line Loan, not later than 3:00 P.M. time, on the Borrowing Date specified in the borrowing notice in respect of such Swing Line Loan, the Swing Line Lender shall make available to the Administrative Agent at the Administrative Agent’s Office an amount in immediately available funds equal to the amount of such Swing Line Loan.  The Administrative Agent shall make the proceeds of such Swing Line Loan available to the Borrower on such Borrowing Date in like funds as received by the Administrative Agent.  Notwithstanding the foregoing, if the Swing Line Lender shall elect not to fund a requested Swing Line Loan for any reason, the Swing Line Lender shall promptly, and in any event not later than 3:00 P.M., on the date that the borrowing notice in respect of such Swing Line Loan is received, notify the Borrower and the Administrative Agent of such election.

(b)                                 The Swing Line Lender, not less frequently than once each week shall, and at any other time, from time to time, as the Swing Line Lender elects in its sole and absolute discretion, may, on behalf of the Borrower (which hereby irrevocably directs the Swing Line Lender to act on its behalf), on one Business Day’s notice given by the Swing Line Lender no later than 12:00 Noon request each Lender to make, and each Lender hereby agrees to make, a Revolving Credit Loan, in an amount equal to such Lender’s Revolving Credit Percentage of the aggregate amount of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date of such notice, to repay the Swing Line Lender.  Each Lender shall make an amount equal to its Revolving Credit Percentage of such Revolving Credit Loan available to the Administrative Agent at the Administrative Agent’s Office in immediately available funds, not later than 10:00 A.M. one Business Day after the date of such notice.  The proceeds of such Revolving Credit Loans (and any Cash Collateral available with respect to the applicable Swing Line Loan, if so applied by the Administrative Agent to refund such Swing Line Loan) shall be made immediately available by the Administrative Agent to the Swing Line Lender for application by the Swing Line Lender to the repayment of the Refunded Swing Line Loans.  Upon the written request of any Lender, the Administrative Agent will, within three Business

Days of such request, inform such Lender of the aggregate amount of Swing Line Loans outstanding on the date of such request.

(c)                                  If prior to the time a Revolving Credit Loan would have otherwise been made pursuant to Section 2.4(b), one of the events described in Section 8.1(c) shall have occurred and be continuing with respect to the Borrower, or if for any other reason, as determined by the Swing Line Lender in its sole discretion, Revolving Credit Loans may not be made as contemplated by Section 2.4(b), each Lender shall, on the date such Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.4(b) (the “Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Swing Line Loans by paying to the Swing Line Lender an amount (the “Swing Line Participation Amount”) equal to (i) such Lender’s Revolving Credit Percentage times (ii) the sum of the aggregate principal amount of Swing Line Loans then outstanding which were to have been repaid with such Revolving Credit Loans.

(d)                                 If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.4(b) by the time specified in Section 2.4(b), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant borrowing or funded participation in the relevant Swing Line Loan, as the case may be.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this paragraph (d) shall be conclusive absent manifest error.

(e)                                  Each Lender’s obligation to make the Loans referred to in Section 2.4(b) and to purchase participating interests pursuant to Section 2.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 4; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower or any Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(f)                                    Whenever, at any time after the Swing Line Lender has received from any Lender such Lender’s Swing Line Participation Amount, the Swing Line Lender receives any payment on account of the Swing Line Loans, the Swing Line Lender will distribute to such

Lender its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swing Line Loans then due); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.  The obligation of the Lenders under this paragraph (f) shall survive the payment in full of the Loans and other obligations hereunder and the termination of this Agreement.

(g)                                 The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans.  Until each Lender funds its Refunded Swing Line Loan or risk participation pursuant to this Section 2.4 to refinance such Lender’s Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.

(h)                                 The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Administrative Agent for the account of the Swing Line Lender.

2.5.  Repayment of Loans; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Lender (i) the then unpaid principal amount on the Revolving Credit Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8.2) of each Revolving Credit Loan of such Lender, and (ii) the then unpaid principal amount on the Revolving Credit Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8.2) of each Swing Line Loan of the Swing Line Lender.  The Borrower hereby further agrees to pay interest to the Administrative Agent for the account of the appropriate Lender on the unpaid principal amount of the Loans made to it from time to time outstanding from the Closing Date until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.11.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)                                  The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.7(c), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan to the Borrower made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from or for the account of the Borrower and each Lender’s share thereof.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(d)                                 The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.5(b) shall, to the extent permitted by applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to it by such Lender in accordance with the terms of this Agreement.

(e)                                  The Borrower agrees that, upon the request to the Administrative Agent by any Lender, it will execute and deliver to such Lender a promissory note of the Borrower evidencing any Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Lender to the Borrower, substantially in the forms of Exhibit C-1 or C-2, respectively, with appropriate insertions as to date and principal amount.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(f)                                    In addition to the accounts and records referred to herein above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.6.  Facility Fee, etc.  (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Lender in accordance with its applicable Revolving Credit Percentage a facility fee, computed at the Facility Fee Rate on the average daily amount of the Revolving Credit Commitment (or, if the Revolving Credit Commitments have been terminated, on the outstanding amount of all Revolving Credit Loans plus such Lender’s applicable Revolving Credit Percentage of Swing Line Loans and L/C Obligations then outstanding), of such Lender during the period for which payment is made, regardless of usage, subject to adjustment as provided in Section 2.24.  The facility fee shall accrue at all times during the Revolving Credit Commitment Period (and thereafter so long as any Revolving Credit Loans, Swing Line Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Section 4.2 is not met, and shall be payable quarterly in arrears on the last Business Day of each of March, June, September and December and on the last day of the Revolving Credit Commitment Period (and, if applicable, thereafter on demand), commencing on the first of such dates to occur after the Closing Date.  The facility fee shall be calculated quarterly in arrears, and if there is any change in the Facility Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Facility Fee Rate separately for each period during such quarter that the Facility Fee Rate was in effect.

(b)                                 The Borrower agrees to pay to Barclays Bank PLC for the account of Barclays Capital the fees in the amounts and on the dates from time to time agreed to in the Barclays Fee Letter.

(c)                                  The Borrower agrees to pay to the Administrative Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated the fees in the amounts and on the dates from time to time agreed to in the Agent Fee Letter.

2.7.  Termination or Reduction of Revolving Credit Commitments.  The Borrower shall have the right, upon notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments; provided that (a) no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans and Swing Line Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Credit Commitments, (b) any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof (or the remaining amount of the Revolving Credit Commitments), (c) any such notice shall be received by the Administrative Agent not later than 11:00 A.M. three Business Days prior to the date of termination or reduction and (d) if, after giving effect to any reduction of the Revolving Credit Commitments, the L/C Commitment or the Swing Line Commitment exceeds the amount of the Revolving Credit Commitment, such Commitment shall be automatically reduced by the amount of such excess; provided, further, that a notice of termination of the Revolving Credit Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, transactions or borrowings in general, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  The Administrative Agent will promptly notify the Lenders of any notice of termination or reduction of the Revolving Credit Commitments.  Any reduction of the Revolving Credit Commitments shall be applied to the Revolving Credit Commitment of each Lender according to its Revolving Credit Percentage.  All fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination.  Any reduction shall reduce permanently the Revolving Credit Commitments then in effect.

2.8.  Prepayments.  (a)  The Borrower may at any time and from time to time prepay the Loans made to the Borrower, in whole or in part, without premium or penalty, upon notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and on the date of prepayment in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided, that  (i) if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.17 and (ii) no prior notice is required for the prepayment of Swing Line Loans; provided, further, that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Credit Commitments as contemplated by Section 2.7, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.7.  Upon receipt of any such notice the Administrative Agent shall promptly notify the Lenders thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Base Rate Loans) accrued interest to such date on the amount prepaid.  Partial prepayments of Revolving Credit Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.  Partial prepayments of Swing Line Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

(b)                                 If for any reason the Total Revolving Extensions of Credit at any time exceed the Total Revolving Credit Commitments then in effect, the Borrower shall immediately prepay the Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.8(b) unless after the prepayment in full of the Loans the Total Revolving Extensions of Credit exceed the Total Revolving Credit Commitments then in effect.

2.9.  Conversion and Continuation Options.  (a)  The Borrower may elect from time to time to convert Eurodollar Loans made to the Borrower to Base Rate Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice (which may be telephonic) of such election.  The Borrower may elect from time to time to convert Base Rate Loans made to the Borrower to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice (which may be telephonic) of such election (which notice shall specify the length of the initial Interest Period therefor); provided, however, that if the Borrower wishes to request Eurodollar Loans having an Interest Period of nine or twelve months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 11:00 A.M. four Business Days prior to the requested date of such conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is unavailable to any of them.  Not later than 10:00 A.M. three Business Days before the requested date of such conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period is unavailable to any of the Lenders, provided, further that no Base Rate Loan may be converted to a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Lenders have determined in its or their sole discretion not to permit such conversions or (ii) during the one month period immediately prior to the Revolving Credit Termination Date.  Each telephonic notice by the Borrower pursuant to this Section 2.9 must be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Request appropriately completed and signed by a Responsible Officer of the Borrower.  If the Borrower requests a conversion to a Eurodollar Loan in any Borrowing Request, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  Upon receipt of any such notice the Administrative Agent shall promptly notify the Lenders thereof.

(b)                                 The Borrower may elect to continue any Eurodollar Loan made to the Borrower as such upon the expiration of the then current Interest Period with respect thereto by giving irrevocable notice (which may be telephonic) to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Lenders have determined in its or their sole discretion not to permit such continuations or (ii) during the one month period immediately prior to the Revolving Credit Termination Date, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be converted automatically to Base Rate Loans on the last day of such then expiring Interest Period.  Each telephonic notice by the

Borrower pursuant to this Section 2.9 must be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Request appropriately completed and signed by a Responsible Officer of the Borrower.  Upon receipt of any such notice the Administrative Agent shall promptly notify the Lenders thereof.

2.10.  Maximum Number of Eurodollar Loans.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that no more than ten Eurodollar Loans shall be outstanding at any one time.

2.11.  Interest Rates and Payment Dates.  (a)  Subject to the provisions of paragraph (c) below, each Eurodollar Loan shall bear interest on the outstanding principal amount thereof for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin for Eurodollar Loans.

(b)                                 Each Base Rate Loan, including Swing Line Loans, shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans.

(c)                                  (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.11 plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any facility fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (each of the foregoing collectively, the “Default Rate”).

(d)                                 Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section 2.11 shall be payable from time to time on demand (after as well as before judgment and before and after the commencement of any proceeding under any Debtor Relief Law).

2.12.  Computation of Interest and Fees; Retroactive Adjustments of Applicable Margin and Facility Fee Rate.  (a)  Interest (including interest on Base Rate Loans determined by reference to the Eurodollar Rate), fees and commissions payable pursuant hereto shall be calculated on the basis of a 365-day (or 366-day, as the case may be) year for the actual days elapsed, except that, with respect to Eurodollar Loans, the interest thereon shall be calculated on the basis of a 360-day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in any interest rate.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.14(d), bear interest for one day.

(b)                                 If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower, the Administrative Agent or the Majority Lenders determine that (i) the Total Consolidated Debt to Total Consolidated Capitalization Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Total Consolidated Debt to Total Consolidated Capitalization Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable Issuing Lenders, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law, automatically and without further action by the Administrative Agent, any Lender or any Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.   This paragraph shall not limit the rights of the Administrative Agent, any Lender or any Issuing Lender under this Agreement.  The Borrower’s obligations under this paragraph shall survive the termination of the Revolving Credit Commitments and the repayment of all Loans and other obligations hereunder.

(c)                                  Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.

2.13.  Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a)                                  the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period or in connection with an existing or proposed Base Rate Loan, or

(b)                                 the Administrative Agent shall have received notice from the Majority Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate

Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans.  Until such notice has been withdrawn by the Administrative Agent (x) no further Eurodollar Loans shall be made or continued as such, (y) the Borrower shall not have the right to convert Loans to Eurodollar Loans and (z) the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended.

2.14.  Pro Rata Treatment and Payments.  (a)  Each borrowing, other than borrowings of Swing Line Loans, by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any facility fee or Letter of Credit fee, and any reduction of the Revolving Credit Commitments of the Lenders, shall be made pro rata according to the respective Revolving Credit Percentages of the Lenders.

(b)                                 Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Credit Loans of the Borrower shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans of the Borrower then held by the Lenders.  Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the relevant Issuing Lender.

(c)                                  The application of any payment of Loans shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans.  Each payment of the Eurodollar Loans shall be accompanied by accrued interest to the date of such payment on the amount paid.

(d)                                 All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff and shall be made prior to 12:00 Noon on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Administrative Agent’s Office, in Dollars and in immediately available funds.  Any payment made by the Borrower after 12:00 Noon on any Business Day shall be deemed to have been made on the next following Business Day.  The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e)                                  Unless the Borrower or any Lender has notified the Administrative Agent, prior to the time any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto.  If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i)                                     if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii)                                  if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Revolving Credit Percentage of the Loan included in the applicable borrowing.  If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable borrowing.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Credit Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (e) shall be conclusive, absent manifest error.

(f)                                    The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments under Section 10.6 are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.6 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or make its payment under Section 10.6.

2.15.  Requirements of Law.  (a)  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date:

(i)                                     shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes or Other Taxes covered by Section 2.16 and the imposition of, or any change in, the rate of any Excluded Tax payable by such Lender);

(ii)                                  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii)                               shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining any Eurodollar Loan to the Borrower or issuing or participating in Letters of Credit issued at the request of the Borrower, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.15, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)                                 If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)                                  In addition to, and without duplication of, amounts which may become payable from time to time pursuant to paragraphs (a) and (b) of this Section 2.15, the Borrower agrees to pay to each Lender which requests compensation under this paragraph (c) by notice to the Borrower, on the last day of each Interest Period with respect to any Eurodollar Loan made by such Lender to the Borrower, at any time when such Lender shall be required to maintain reserves against “Eurocurrency liabilities” under Regulation D of the Board of Governors of the Federal Reserve System (or, at any time when such Lender may be required by the Board of Governors of the Federal Reserve System or by any other Governmental Authority, whether within the United States or in another relevant jurisdiction, to maintain reserves against any other category of liabilities which includes deposits by reference to which the Eurodollar Rate is determined as provided in this Agreement or against any category of extensions of credit or other assets of such Lender which includes any such Eurodollar Loans), an additional amount (determined by such Lender’s calculation or, if an accurate calculation is impracticable, reasonable estimate using such reasonable means of allocation as such Lender shall determine) equal to the actual costs, if any, incurred by such Lender during such Interest Period as a result of the applicability of the foregoing reserves to such Eurodollar Loans.

(d)                                 A certificate as to any additional amounts payable pursuant to this Section 2.15 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  No Lender  shall be entitled to compensation under this Section 2.15 from the Borrower for any costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the circumstances giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided that if a change of law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.  The obligations of the Borrower pursuant to this Section 2.15 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

For purposes this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall, in the case of the foregoing clauses (x) and (y), be deemed to have been adopted after the Closing Date, regardless of the date enacted or adopted.

2.16.  Taxes.  (a)  Except as required by Law, all payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise and doing business taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document) (such net income taxes and franchise or doing business taxes imposed in lieu of net income taxes being referred to hereinafter as “Excluded Taxes”).  If any such taxes, levies, imposts, duties, charges, fees, deductions or withholdings other than Excluded Taxes (“Non-Excluded Taxes”) or any Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section 2.16 or (ii) that are withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement or designates a new lending office, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office or assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this Section 2.16(a).  For the avoidance of doubt, all references to taxes shall be deemed to include any interest, additions to tax or penalties applicable thereto.

(b)                                 In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)                                  Whenever any Non-Excluded Taxes or Other Taxes are paid or payable by the Borrower, as soon as practicable thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an official receipt received by the Borrower showing payment thereof (or other evidence of such payment reasonably satisfactory to the Administrative Agent).  If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.  The agreements in this Section 2.16 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d)                                 Each Lender (or Transferee) that is not (i) a citizen or resident of the United States of America, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or (iii) an estate or trust that is subject to U.S. federal income taxation regardless of the source of its income (a “Non-U.S. Lender”) that may lawfully do so shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI (or other applicable form), or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit D and a Form W-8BEN (or other applicable form), or to the extent such Lender may lawfully do so, it shall deliver any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation).  In addition, to the extent it may lawfully do so, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Each Non-U.S. Lender shall, as soon as reasonably practicable, notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e)                                  A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the Law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation.  If a payment made to a Lender or any assignee of any Lender under this Agreement would be subject to United States federal withholding tax imposed by Sections 1471 through 1474 of the Code and any regulations or interpretations thereof (“FATCA”) if such Lender or assignee were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower and the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower and the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender or assignee has or has not complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(f)                                    Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an Issuing Lender, or have any obligation to pay to any Lender or any Issuing Lender, any refund of taxes withheld or deducted from funds paid for the account of such Lender or such Issuing Lender, as the case may be.  If the Administrative Agent, any Lender or any Issuing Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Non-Excluded Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Lender or such Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or such Issuing Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing

Lender in the event the Administrative Agent, such Lender or such Issuing Lender is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or any Issuing Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

2.17.  Compensation for Losses.  The Borrower agrees to, upon demand of any Lender (with a copy to the Administrative Agent) from time to time, to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender sustains or incurs as a consequence of (a) default by the Borrower in making a borrowing of, conversion to or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making by the Borrower of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto; provided that any request for indemnification made by a Lender pursuant to this Section 2.17 shall be made within six months of the incurrence of the loss or expense requested to be indemnified.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market.  A certificate as to any amounts payable pursuant to this Section 2.17 submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.18.  Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Loans whose interest is determined by reference to the Eurodollar Rate as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make or maintain such Loans and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans (without reference to the Eurodollar Rate component thereof) on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by Law and all Base Rate Loans of such Lender whose interest is determined by reference to the Eurodollar Rate shall forthwith be determined without reference to the Eurodollar Rate component of the definition of “Base Rate.”  If any such conversion of a Eurodollar Loan to a Base Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.17.

2.19.                        Change of Office.  Each Lender agrees that, upon the occurrence of any event that it knows to give rise to the operation of Sections 2.15, 2.16(a) or 2.18 with respect to such Lender, it will use all commercially reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, or to assign its rights and obligations hereunder with respect to such Loans to another of its offices, branches or affiliates with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the reasonable sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 2.19 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Sections 2.15, 2.16(a) or 2.18.  The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.20.                        Replacement of Lenders under Certain Circumstances.  The Borrower may, at its sole expense and effort, upon notice to the applicable Lender and the Administrative Agent, require any Lender (a) that requests reimbursement for amounts owing pursuant to Section 2.15, (b) with respect to which the Borrower is required to pay any amounts under Sections 2.16 or 2.18, (c) that is a Defaulting Lender or (d) that fails to approve any amendment which, pursuant to Section 10.1, requires the approval of each Lender or each affected Lender, provided, that such amendment is approved by at least the Majority Lenders, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.7), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) such assignment does not conflict with any Requirement of Law, (ii) with respect to a condition described in clause (a) or (b) above, such assignment will result in a reduction in such compensation or payments thereafter, (iii) the assignee shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of such assignment, (iv) the Borrower shall be liable to such replaced Lender under Section 2.17 (as though Section 2.17 were applicable) if any Eurodollar Loan to the Borrower owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.7(b), (vii) the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.15, 2.16 or 2.18, as the case may be, in respect of any period prior to the date on which such assignment shall be consummated, and (viii) any such assignment shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.  A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.21.                        Guaranty of Payment and Performance.  Subject to Section 10.17, the payment and performance of the obligations of the Borrower hereunder shall be guaranteed by each Guarantor pursuant to the terms of the Guaranty.

2.22.                        Increase in Commitments.

(a)                                  Request for Increase.  Upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, increase the Total Revolving Credit Commitments by an amount not to exceed (x) $75,000,000 minus (z) the aggregate amount of all prior increases of the Total Revolving Credit Commitment pursuant to this Section 2.22.  Such increase in the Total Revolving Credit Commitments may be effectuated by obtaining additional Revolving Credit Commitments from existing Lenders or new Revolving Credit Commitments from Eligible Assignees designated by the Borrower to become Lenders (pursuant to an instrument of accession in the form of Exhibit I hereto, an “Instrument of Accession”); provided that (i) any such increase shall be in a minimum amount of $5,000,000, (ii) the aggregate amount of the Total Revolving Credit Commitments after giving effect to any such increase shall not at any time exceed $450,000,000 and (iii) that any such new Lender so designated by the Borrower shall be reasonably acceptable to the Administrative Agent.  Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Credit Commitment hereunder.

(b)                                 Effective Date and Allocations.  If the Total Revolving Credit Commitments are increased in accordance with this Section 2.22, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the Borrower, in consultation with the Administrative Agent, shall determine the final allocation of such increase.  The Administrative Agent shall promptly notify the Lenders of the final allocation of such increase and the Increase Effective Date.

(c)                                  Conditions to Effectiveness of Increase.  As a condition precedent to such increase, (i) no Default or Event of Default shall exist, (ii) the Borrower shall (x) deliver to the Administrative Agent (1) an Instrument of Accession executed by the Borrower and the applicable Lender(s), and (2) a certificate dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of the Borrower (A) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and (B) certifying that, before and after giving effect to such increase no Default exists and (iii) pursuant to the terms of the Agent Fee Letter, pay the fees to the applicable Persons.  The Borrower shall prepay any Revolving Credit Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 2.17) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Revolving Credit Percentages arising from any nonratable increase in the Total Revolving Credit Commitments under this Section 2.22.

(d)                                 Conflicting Provisions.  This Section 2.22 shall supersede any provisions in Section 2.14 or 10.1 to the contrary.

2.23.                        Cash Collateral.

(a)                                  Certain Credit Support Events.  Upon the request of the Administrative Agent or any Issuing Lender, if (i) as of the day that is one month prior to the Revolving Credit Termination Date, Letters of Credit with expiry dates occurring after the Revolving Credit Termination Date remain outstanding, the Borrower shall immediately Cash Collateralize the then outstanding amount of all L/C Obligations in respect of such Letters of Credit and (ii) as of the Revolving Credit Termination Date, any L/C Obligations (which are not Cash Collateralized in accordance with clause (i) above or otherwise in accordance with the terms of this Agreement) for any reason remain outstanding, the Borrower shall immediately Cash Collateralize the then outstanding amount of all such L/C Obligations.  At any time that there shall exist a Lender that is a Defaulting Lender, promptly (and in any event within three (3) Business Days thereafter) upon the request of the Administrative Agent, any Issuing Lender or the Swing Line Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.24(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)                                 Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.  The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.23(c).  If at any time the Administrative Agent reasonably determines that Cash Collateral is subject to any priority right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of Cash Collateral provided in respect of any applicable Fronting Exposure and/or relevant L/C Obligations, in each case, for which Cash Collateral is required to be provided pursuant to the terms of this Agreement, is less than the amount of such Fronting Exposure and/or such L/C Obligations, as the case may be, the Borrower or, in the case of any applicable Fronting Exposure, the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent (and in any event, within three (3) Business Days thereafter), pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)                                  Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.23 or Sections 2.4, 2.8, 2.24, 3.1 or 8.2 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and, in the case of any Defaulting Lender, other funding obligations, for which the Cash Collateral was so provided (or in the case of any Defaulting Lender, deemed provided).

(d)                                 Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure, to collateralize L/C Obligations or, in the case of Cash Collateral provided or deemed provided by any Defaulting Lender, to collateralize funding obligations of such Defaulting Lender shall, in each case, be released promptly following (i) the elimination of the applicable Fronting Exposure, L/C Obligations or such funding obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Revolving Credit Lender (or, as appropriate, its assignee following compliance with Section 10.7(b)(vi))) or

(ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of the Borrower shall not be released during the continuance of a Default or Event of Default, and (y) the Person providing Cash Collateral and the applicable Issuing Lender or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or, in the case of Cash Collateral provided or deemed provided by any Defaulting Lender, funding obligations of such Defaulting Lender.

2.24.                        Defaulting Lenders.

(a)                                  Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                                     Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.1.

(ii)                                  Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent under any Loan Document for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8.2 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.8), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Lenders or Swing Line Lender hereunder; third, if so reasonably determined by the Administrative Agent or requested by any Issuing Lender or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, if so determined by the Administrative Agent and the Borrower, to be held as Cash Collateral in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans or provide Cash Collateral for Fronting Exposure under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Lender or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.24(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.  That Defaulting Lender (x) shall be entitled to receive any facility fee pursuant to Section 2.06 for any period during which that Lender is a Defaulting Lender only to the extent allocable to the sum of (1) the outstanding amount of the Loans funded by it and (2) its Revolving Credit Percentage of the stated amount of Letters of Credit and Swing Line Loans for which it has provided Cash Collateral pursuant to Section 2.4, Section 2.23, Section 2.24(a)(ii) or Section 3.1, as applicable (and the Borrower shall (A) be required to pay to each of the Issuing Lenders and the Swing Line Lender, as applicable, the amount of such fee allocable to its Fronting Exposure arising from that Defaulting Lender and (B) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive letter of credit fees as provided in Section 3.8.

(iv)                              Reallocation of Applicable Percentages to Reduce Fronting Exposure.  During any period in which there is a Lender that is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.4 and 3.3, the “Revolving Credit Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Credit Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date such reallocation is made, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Revolving Credit Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding amount of Loans of that Lender.

(b)                                 Defaulting Lender Cure.  If the Borrower, the Administrative Agent, and in the case of the Lender that is a Defaulting Lender, the Swing Line Lender and the Issuing Lenders, agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Revolving Credit Percentages (without giving effect to Section 2.24(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

3.                                      LETTERS OF CREDIT

3.1.  L/C Commitment.  (a)  Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.3, agrees to issue Letters of Credit for the account of the Borrower or any of its Subsidiaries and to amend or extend Letters of Credit previously issued by it, in accordance with Section 3.2(b), on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided, that no Issuing Lender shall issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Credit Commitments would be less than zero.  Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is one year after the Revolving Credit Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (it being understood that in the event the expiry date of any requested Letter of Credit would occur after the Revolving Credit Termination Date, all L/C Obligations in respect of such Letters of Credit shall be Cash Collateralized no later than one month prior to the Revolving Credit Termination Date in accordance with Section 2.23) as set forth in Section 3.2(c).  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(b)                                 No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if:

(i)                                     such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law;

(ii)                                  such issuance would violate one or more policies of such Issuing Lender applicable to letters of credit generally;

(iii)                               any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any Law applicable to such Issuing Lender or any request or directive (whether or not having the force of Law) from any

Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally, or such Letter of Credit in particular;

(iv)                              any Lender is at that time a Defaulting Lender, unless such Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Lender (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.24(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such Issuing lender has actual or potential Fronting Exposure, as it may elect in its sole discretion; provided, however, that in the event that the Borrower delivers Cash Collateral in accordance with the terms hereof, such Issuing Bank shall not be entitled to rely on this clause (iv) as justification for not issuing such Letter of Credit.

3.2.  Procedure for Issuance and Amendment of Letter of Credit; Auto-Extension Letters of Credit.  (a) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an Issuing Lender (with a copy to the Administrative Agent) in the form of an Application, completed and signed by a Responsible Officer of the Borrower.  Such Application must be received by the applicable Issuing Lender and the Administrative Agent not later than 11:00 A.M. at least two Business Days (or such later date and time as the Administrative Agent and the applicable Issuing Lender may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Application shall specify in form and detail reasonably satisfactory to the applicable Issuing Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the applicable Issuing Lender may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Application shall specify in form and detail reasonably satisfactory to the applicable Issuing Lender (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the applicable Issuing Lender may reasonably require.  Additionally, the Borrower shall furnish to the applicable Issuing Lender and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such Issuing Lender or the Administrative Agent may reasonably require.

(b)                                 Promptly after receipt of any Application, the applicable Issuing Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Application from the Borrower and, if not, the applicable Issuing Lender will provide the Administrative Agent with a copy thereof.  Unless the applicable Issuing Lender has received written notice from any Lender or the Administrative Agent, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 4 shall not then be satisfied, then, subject to the terms and conditions hereof, the applicable Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Subsidiary of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Lender’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Lender a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Revolving Credit Percentage times the amount of such Letter of Credit.

(c)                                  If the Borrower so requests in any applicable Application, the relevant Issuing Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by an Issuing Lender, the Borrower shall not be required to make a specific request to such Issuing Lender for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) such Issuing Lender to permit the extension of such Letter of Credit; provided, however, that such Issuing Lender shall not permit any such extension if (A) such Issuing Lender has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 3.1 or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Majority Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.2 is not then satisfied, and in each such case directing such Issuing Lender not to permit such extension.

(d)                                 Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Lender will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

3.3.  Drawings and Reimbursements; Funding of Participations.  (a)  Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Lender shall notify the Borrower and the Administrative Agent thereof.  The Borrower shall reimburse the applicable Issuing Lender, through the Administrative Agent, for the amount of any drawing under a Letter of Credit not later than 1:00 P.M. on the date that such drawing is made, if the Borrower has received notice from such Issuing Lender of such drawing prior to 10:00 A.M. on such date, or, if the Borrower has not received notice of such drawing prior to such time on such date, then not later than 1:00 P.M. on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 A.M. on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to 10:00 A.M. on the day of such receipt (the date on which such reimbursement by the Borrower is due pursuant to this sentence being referred to herein as the “Requested Reimbursement Date”).  If the Borrower fails to so reimburse such Issuing Lender by such time, the Administrative Agent shall promptly notify each Lender of the Requested Reimbursement Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Revolving Credit Percentage thereof.  In such event, the Borrower shall be deemed to have requested a borrowing of Base Rate Loans to be disbursed on the Requested Reimbursement Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples, and notice periods, specified in Section 2.2 for the principal amount of Base Rate Loans.  Such Base Rate Loans may from time to time be converted to Eurodollar Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.9, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Credit Termination Date.  Any notice given by any Issuing Lender or the Administrative Agent pursuant to this Section 3.3(a) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(b)                                 Each Lender (including any Lender acting as an Issuing Lender) shall upon any notice pursuant to Section 3.3(a) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable Issuing Lender at the Administrative Agent’s Office in an amount equal to its Revolving Credit Percentage of the Unreimbursed Amount not later than 4:00 P.M. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 3.3(a), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received and any Cash Collateral so applied to such Issuing Lender.

(c)                                  If any drawing is made under a Letter of Credit and is not reimbursed or refinanced on the date such drawing is made, for any reason, the Borrower shall be deemed to have incurred from the applicable Issuing Lender an L/C Borrowing in the amount of the Unreimbursed Amount that is not so reimbursed or refinanced, which L/C Borrowing (i) shall bear interest at the rate applicable to Base Rate Loans from and including the date that such drawing is paid by such Issuing Lender to but excluding the earlier of the date that such Unreimbursed Amount is so reimbursed or refinanced or the date that is the next Business Day following the Requested Reimbursement Date and, if not so reimbursed or refinanced on or prior to the date that is the next Business Day following the Requested Reimbursement Date, then, from and after the date that is the next Business Day following the Requested Reimbursement Date to but excluding the date so reimbursed or refinanced, the rate applicable to Base Rate Loans plus 2% and (ii) shall, on and after the date that is the next Business Day following the Requested Reimbursement Date, be due and payable on demand.  In such event, each Lender’s payment to the Administrative Agent for the account of the applicable Issuing Lender pursuant to Section 3.3(b) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 3.3.

(d)                                 Until each Lender funds its Loan or L/C Advance pursuant to this Section 3.3 to reimburse the applicable Issuing Lender for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Revolving Credit Percentage of such amount shall be solely for the account of such Issuing Lender.

(e)                                  Each Lender’s obligation to make Loans or L/C Advances to reimburse each Issuing Lender for amounts drawn under Letters of Credit, as contemplated by this Section 3.3, shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against any Issuing Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Credit Loans pursuant to this Section 3.3 is subject to the conditions set forth in Section 4.2 (other than delivery by the Borrower of a Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse each Issuing Lender for the amount of any payment made by such Issuing Lender under any Letter of Credit, together with interest as provided herein.

(f)                                    If any Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 3.3 by the time specified in Section 3.3(b), then, without limiting the other provisions of this Agreement, such Issuing Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such Issuing Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Issuing Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of an Issuing Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this paragraph (f) shall be conclusive absent manifest error.

3.4.  Repayment of Participations.  (a)  At any time after an Issuing Lender has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 3.3(b), if the Administrative Agent receives for the account of such Issuing Lender any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Revolving Credit Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(b)                                 If any payment received by the Administrative Agent for the account of an Issuing Lender pursuant to Section 3.3(b) is required to be returned under any of the circumstances described in Section 10.8 (including pursuant to any settlement entered into by such Issuing Lender in its discretion), each Lender shall pay to the Administrative Agent for the account of such Issuing Lender its Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

3.5.  Obligations Absolute.  The obligation of the Borrower to reimburse each Issuing Lender for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)                                  the existence of any claim, counterclaim, set-off, defense or other right that the Borrower or any of its Subsidiaries may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                              any payment by such Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)                                 any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.

3.6.  Role of Issuing Lender.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no Issuing Lender shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the Issuing Lenders, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any Issuing Lender shall be liable to any Lender for (a) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Majority Lenders, as applicable; (b) any action taken or omitted in the absence of gross negligence or willful misconduct; or (c) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Application.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the Issuing Lenders, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any Issuing Lender, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 3.5; provided, however, that anything in such clauses (i) through (v) to the contrary notwithstanding, the Borrower may have a claim against an Issuing Lender, and such Issuing Lender may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Lender’s willful misconduct or gross negligence or such Issuing Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, each Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Issuing Lender shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.7.  Applicability of ISP98.  Unless otherwise expressly agreed by the applicable Issuing Lender and the Borrower when a Letter of Credit is issued including any such agreement as applicable to an Existing Letter of Credit, the rules of the ISP shall apply to each standby Letter of Credit.

3.8.  Fees and Other Charges.  (a)  The Borrower will pay to the Administrative Agent, for the account of the Lenders, a fee on the daily amount available to be drawn under all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans, to be shared ratably among the Lenders in accordance with their respective Revolving Credit Percentages and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date; provided, however, that (i) any letter of credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable Issuing Lender pursuant to Section 3.1 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Revolving Credit Percentages allocable to such Letter of Credit pursuant to Section 2.24(a)(iv), with the balance of such fee, if any, payable to the applicable Issuing Lender for its own account and (ii) the Borrower shall not be required to pay letter of credit fees pursuant to this Section 3.8 in respect of such portion of the outstanding Letters of Credit for which it has furnished Cash Collateral in accordance with the terms hereof to reduce the Fronting Exposure of any Defaulting Lender.  In addition, the Borrower shall pay to the relevant Issuing Lender for its own account a fronting fee on the daily amount available to be drawn under all outstanding Letters of Credit issued by such Issuing Lender at a rate and at the times to be agreed upon by the Borrower and such Issuing Lender.  For purposes of computing the daily amount available to be drawn under the Letters of Credit, the amount of such Letters of Credit shall be determined in accordance with Section 1.3.

(b)                                 In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.9.  Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable Issuing Lender hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries is being made at the request of the Borrower and in reliance on the Borrower’s agreement to reimburse the applicable Issuing Lender hereunder for any and all drawings under any such Letter of Credit.

3.10.  Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

4.                                      CONDITIONS PRECEDENT

4.1.  Conditions to Closing.  The occurrence of the Closing Date is subject to the satisfaction on such date of the following conditions precedent:

(a)                                  The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i)                                     executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender party hereto on the Closing Date and the Borrower;

(ii)                                  a Note executed by the Borrower in favor of each Lender requesting a Note so long as such request is made at least three (3) Business Days prior to the Closing Date;

(iii)                               such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower is a party;

(iv)                              such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower is duly organized or formed, and that the Borrower is validly existing, in good standing and qualified to engage in business in the jurisdiction where the Borrower is organized;

(v)                                 a Closing Certificate of the Borrower with appropriate insertions and attachments, if any;

(vi)                              a certificate signed by a Responsible Officer on behalf of the Borrower either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by the Borrower and the validity against the Borrower of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii)                           a certificate signed by a Responsible Officer on behalf of the Borrower certifying that there has been no event or circumstance since December 31, 2010 that has had or could be reasonably expected to have a Material Adverse Effect; and

(viii)                        the Guaranty executed by each Guarantor.

(b)                                 Fees.  (i)  The Administrative Agent and the Arrangers shall have received all fees required to be paid by the Borrower on or prior to the Closing Date.

(ii)                                  The Borrower shall have paid all fees, charges and disbursements of Morgan, Lewis & Bockius LLP, as counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent), to the extent required to be paid by the Borrower and invoiced prior to the Closing Date.

(c)                                  Legal Opinions.  The Administrative Agent shall have received (i) the legal opinion of Robert Seelig, Esquire, counsel to the Borrower and each of the Initial Guarantors, substantially in the form of Exhibit F and (ii) the legal opinion of Conyers Dill & Pearman, Bermuda counsel to the Borrower and each of the Initial Guarantors, substantially in the form of Exhibit G.

(d)                                 Termination of Existing Credit Facility.  The Administrative Agent shall have received evidence (including, without limitation, payoff letters), reasonably satisfactory to the Administrative Agent in its reasonable discretion, that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated, and all Loans (as defined in the Existing Credit Agreement) and all accrued but unpaid interest and fees payable under the Existing Credit Agreement have been, or concurrently with the effectiveness hereof will be, paid in full; provided that any such payments shall be permitted to be made with the proceeds of concurrent Borrowings made hereunder that may be made upon notice by 1:00 P.M. on the Closing Date.

(e)                                  Material Adverse Effect.  Up to and including the Closing Date, since December 31, 2010 there has been no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

4.2.  Conditions to Closing and Each Extension of Credit.  The occurrence of the Closing Date and the agreement of each Lender to make any extension of credit requested to be made by it hereunder on any date (including, without limitation, its initial extension of credit or any issuance, or increase in the amount of, any Letter of Credit but excluding conversions or continuations of Loans) is subject to the satisfaction of the following conditions precedent:

(a)                                  Representations and Warranties.  Each of the representations and warranties made by the Borrower in Section 5 (other than Section 5.5) or pursuant to any of the other Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent that they expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(b)                                 No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c)                                  Borrowing Request.  Except as provided in Section 3.3, the Administrative Agent shall have received a Borrowing Request or, as applicable, an Application.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit (including any issuance, or increase in the amount of, any Letter of Credit) that the conditions contained in this Section 4.2 (a) and (b) have been satisfied on and as of the date of the applicable extension of credit.

5.                                      REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

5.1.  Financial Statements.

(a)                                  The audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries, as at December 31, 2010 and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on and accompanied by unqualified reports from PricewaterhouseCoopers LLP or another independent certified public accounting firm of nationally recognized standing, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries, as at such date, and the consolidated results of their operations and their consolidated cash flows for such fiscal year then ended in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

(b)                                 The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries, as of and for the fiscal quarter ended June 30, 2011, and the related unaudited consolidated statements of income and cash flows for such fiscal quarters ended on such dates, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such dates, and the consolidated results of their operations and their consolidated cash flows for the fiscal quarters then ended in accordance with GAAP applied consistently throughout the periods involved (except (x) as approved by the aforementioned firms of accountants and disclosed therein or (y) for normal year-end audit adjustments and the absence of footnotes).

5.2.  Corporate Existence; Compliance with Law.  The Borrower and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, except to the extent that the failure of the Subsidiaries to be so organized, validly existing and in good standing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) has the corporate or other power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such power, authority and legal right could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification, except to the extent failure to so qualify or be in good standing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law, including, without limitation, with respect to environmental laws, except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.3.  Corporate Power; Authorization; Enforceable Obligations.  The Borrower has the corporate or other power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to borrow hereunder.  The Borrower has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and to authorize the borrowings on the terms and conditions of this Agreement.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except consents, authorizations, filings and notices described in Schedule 5.3, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and except to the extent failure to obtain any consents, authorizations, filings, and notices could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each Loan Document to which the Borrower is a party has been duly executed and delivered on behalf of the Borrower.  This Agreement constitutes, and each other Loan Document to which the Borrower is a party upon execution will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.4.  No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation, except to the extent such violation or Lien could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5.  No Material Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or assets that (a) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby or thereby, or (b) could reasonably be expected to have a Material Adverse Effect.

5.6.  Ownership of Property; Liens.  The Borrower and each of its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other Property, and none of such Property is subject to any Lien except as permitted by Section 7.3, except to the extent such defects in title could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.7.  Intellectual Property.  The Borrower and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property material to the conduct of its business as currently conducted.  No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim, other than claims that could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.  The use of Intellectual Property by the Borrower and each of its Subsidiaries does not infringe on the rights of any Person in any material respect, except for infringements that could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.8.  Taxes.  The Borrower and each of its Subsidiaries has filed or caused to be filed all material Federal, state and other tax returns that are required to be filed (taking into account any applicable extensions) and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other material taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority and, to the knowledge of the Borrower, no tax Lien has been filed, and no claim is being asserted, with respect to any such tax, fee or other charge, except (i) those in respect of which the amount or validity are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with SAP or GAAP, as applicable, have been provided on the books of the Borrower or any of its Subsidiaries, as the case may be, and (ii) any amount the failure of which to pay could not reasonably be expected to result in a Material Adverse Effect.

5.9.  Federal Regulations.  No part of the proceeds of any Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board.  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

5.10.  ERISA.  (a) Except as could not reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service.  To the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)                                 There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                                  (i) No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan (other than any Multiemployer Plan), and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and to the best knowledge of the Borrower, no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan, in each case, except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

5.11.  Investment Company Act; Other Regulations.  The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  The Borrower is not subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness hereunder.

5.12.  Use of Proceeds.  The proceeds of the Loans and the Letters of Credit shall be used for working capital and general corporate purposes of the Borrower or any of its Subsidiaries, including, without limitation, (a) acquisitions, (b) the issuance of Letters of Credit, (c) refinancings of outstanding indebtedness, if any, of the Borrower or any of its Subsidiaries (including under the Existing Credit Agreement and the Existing Letters of Credit), (d) share repurchases, (e) special dividends and (f) for payment of fees and expenses incurred in connection with this Agreement.

5.13.  Accuracy of Information, etc.  No statement or information contained in any document, certificate or statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of the Borrower for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, taken as a whole contained, as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statement, information, document or certificate was made or furnished.  The projections and pro forma financial information contained in the materials referenced above were prepared in good faith based on assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

5.14.  Insurance Regulatory Matters.  No License of any Insurance Subsidiary, the loss of which could reasonably be expected to have a Material Adverse Effect, is the subject of a proceeding for suspension or revocation.  To the knowledge of the Borrower, there is no sustainable basis for such suspension or revocation, and no such suspension or revocation has been threatened by any Governmental Authority.

5.15.  Indebtedness and Liens.  As of the Closing Date, (i) no Subsidiary of the Borrower had outstanding any Indebtedness that was created, incurred or assumed after June 30, 2011, except Indebtedness that would have been permitted by Section 7.2 (without giving effect to the Indebtedness permitted by Section 7.2(a), except for refinancings, refundings, renewals or extensions permitted by such Section) if created, incurred or assumed by such Subsidiary on the Closing Date and (ii) there does not exist (a) any Lien that was created, incurred or assumed after June 30, 2011, upon any stock or Indebtedness of any Subsidiary to secure any Debt of the Borrower or any of its Subsidiaries or any other Person (other than the obligations hereunder) or (b) any Lien that was created, incurred or assumed after June 30, 2011, upon any other Property, to secure any Debt of the Borrower or any of its Subsidiaries or any other Person (other than the obligations hereunder), except, in the case of (a) or (b), Liens that would have been permitted by Section 7.3 hereof (without giving effect to the Liens that would have been permitted by Section 7.3(i)(x)) if so created, incurred or assumed on the Closing Date.

5.16.  Taxpayer Identification Number.  As of the Closing Date, the Borrower’s true and correct U.S. taxpayer identification number is set forth on Schedule 10.02.

6.                                      AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, from and after the Closing Date and so long as, the Commitments remain in effect, any Letter of Credit remains outstanding, there exists any unpaid Reimbursement Obligations or any principal or interest on any Loan or any fee payable hereunder is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

6.1.  Financial Statements.  Furnish to the Administrative Agent (either electronically or with sufficient copies for distribution by the Administrative Agent to each Lender):

(a)                                  (i) not later than the date required to be filed pursuant to the Act of 1934 (after giving effect to any extension permitted or granted by the SEC), but in any event not later than 95 days after the end of each fiscal year of the Borrower ending subsequent to the Closing Date, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year, and the related audited consolidated statements of income and of cash flows for such fiscal year, setting forth in each case in comparative form the figures as of the end of and for the previous fiscal year, accompanied by an opinion by PricewaterhouseCoopers LLP, or other independent certified public accounting firm of nationally recognized standing, which report shall be prepared in accordance with generally accepted auditing standards and applicable securities laws and shall not be subject to a “going concern” or like qualification or exception, or qualification as to the scope of the audit (for purposes hereof, delivery of the Borrower’s annual report on Form 10-K (which shall be deemed delivered on the date when such document is posted on the SEC’s website at www.sec.gov or any replacement website) will be sufficient in lieu of delivery of such financial statements); and (ii) not later than the date required to be filed pursuant to the Act of 1934 (after giving effect to any extension permitted or granted by the SEC), but in any event not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower ending subsequent to the Closing Date, a copy of the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of income and of cash flows for such fiscal quarter and the portion of the fiscal year through the end of such fiscal quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer on behalf of the Borrower as being fairly stated in all material respects in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (for purposes hereof, delivery of the Borrower’s Quarterly Report on Form 10-Q (which shall be deemed delivered on the date when such document is posted on the SEC’s website at www.sec.gov or any replacement website) will be sufficient in lieu of delivery of such financial statements and certifications); all such financial statements, together with notes to such financial statements, to fairly present in all material respects the financial condition and income and cash flows of the subject thereof as at the dates and for the periods covered thereby in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except (x) as approved by such accountants or officer, as the case may be, and disclosed therein or (y) in the case of unaudited financial statements, subject to normal year-end adjustments and the absence of footnotes);

(b)                                 not later than the date required by Law to be prepared (or such later date as may be allowed by the applicable Governmental Authority), but in any event not later than (i) 150 days after the end of each fiscal year of OneBeacon Insurance Group, copies of the unaudited combined Annual Statement of OneBeacon Insurance Group, certified by a Responsible Officer on behalf of OneBeacon Limited; provided, that any such combined Annual Statement shall only be required to be so furnished to the extent such statement is required by Law to be prepared and on any date if OneBeacon Limited is required to be consolidated on the balance sheet of the Borrower in accordance with GAAP on such date, and (ii) 95 days after the end of each fiscal year of a Material Insurance Subsidiary (as of the date of delivery pursuant hereto), copies of the unaudited Annual Statement of such Material Insurance Subsidiary, certified by a Responsible Officer on behalf of such Material Insurance Subsidiary; all such statements to be prepared in accordance with SAP consistently applied throughout the periods reflected therein and, if required by the applicable Governmental Authority, audited and certified by independent certified public accounting firm of recognized national standing (it being understood that delivery of audited statements shall be made within 10 days following the delivery of such statements to the applicable Governmental Authority); provided, however, that in the case of Sirius, such Annual Statement shall be due not later than 150 days after the end of each fiscal year;

(c)                                  not later than the date required by Law to be prepared (or such later date as may be allowed by the applicable Governmental Authority), but in any event not later than 70 days after the end of each interim financial period of each Material Insurance Subsidiary in respect of which an Interim Statement is required to be prepared (as of the date delivery of such Interim Statement is required), copies of the Interim Statement of such Material Insurance Subsidiary for such interim financial period, all such statements to be prepared in accordance with SAP consistently applied throughout the period reflected herein; provided, that, in the case of Sirius, such Interim Statement shall be due not later than 90 days after the end of such interim period;

(d)                                 within 15 days after being delivered to any Material Insurance Subsidiary subsequent to the Closing Date, any final Report on Examination issued by the applicable Department or the NAIC that results in material adjustments to the financial statements referred to in paragraphs (b) or (c) above;

(e)                                  to the extent such a statement is required by Law to be prepared, within 10 days following the delivery to the applicable Department, a copy of each “Statement of Actuarial Opinion” and “Management Discussion and Analysis” for a Material Insurance Subsidiary which is provided to the applicable Department as to the adequacy of loss reserves of such Material Insurance Subsidiary, such opinion to be in the format prescribed by the insurance code of the state of domicile of such Material Insurance Subsidiary; and

(f)                                    promptly after the Borrower’s receipt thereof, subject to any restrictions imposed by such independent accountants, copies of any management letters submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the annual audit of the Borrower or any of its Subsidiaries.

6.2.  Certificates; Other Information.  Furnish to the Administrative Agent (either electronically or with sufficient copies for distribution by the Administrative Agent to each Lender) or, in the case of clause (d), to the relevant Lender:

(a)                                  within 5 Business Days after the delivery of the audited financial statements referred to in Section 6.1(a)(i), a certificate of the independent certified public accounting firm reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default (it being understood that (i) such certificate shall only be required if delivery by such independent certified public accounting firm of such a certificate is not prohibited by its policies and (ii) any such certificate may be limited in scope and qualified in accordance with customary practices of the accounting profession), except as specified in such certificate;

(b)                                 within 5 Business Days after the deadline for the delivery of any financial statements pursuant to Section 6.1(a), (i) a certificate of a Responsible Officer of the Borrower stating that such Responsible Officer has obtained no knowledge of any continuing Default or Event of Default except as specified in such certificate and (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrower with Section 7.1 as of the last day of the fiscal quarter or fiscal year of the Borrower (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(c)                                  within 10 days after the same are filed with the SEC (unless posted on the SEC’s website at www.sec.gov or any replacement website), all reports and filings on Forms 10-K, 10-Q and 8-K that the Borrower may make to, or file with, the SEC, including any request of an extension of time for the filing of any such reports; and

(d)                                 promptly, such additional financial and other information as the Administrative Agent or any Lender may from time to time reasonably request.

(e)                                  The Borrower hereby acknowledges that (a) unless otherwise directed by the Borrower, the Administrative Agent and/or the Arrangers will make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), subject to confidentiality undertakings reasonably acceptable to the Borrower and the Arrangers, and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Lender and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”  Notwithstanding any of the foregoing, if the Borrower also delivers any materials and/or information pursuant to this Section 6.2(e) in paper format to the Administrative Agent, such paper materials shall be deemed to be Borrower Materials for all purposes.  Nothing in this Section 6.2(e) shall limit the obligations of the Administrative Agent and the Lenders under Section 10.16.

6.3.  Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature (other than Indebtedness), except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or any of its Subsidiaries, as the case may be; provided, that the Borrower may, in the ordinary course of business, extend payments on those payables if beneficial to the operation of their businesses.

6.4.  Conduct of Business and Maintenance of Existence, etc.  (a) Except as otherwise would not be a Fundamental Change (i) with respect to each Subsidiary of the Borrower, preserve, renew and keep in full force and effect its corporate existence and (ii) with respect to the Borrower and each of its Subsidiaries, take all reasonable action to maintain all licenses, permits, rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in the case of clause (i) above and clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations (other than in respect of Indebtedness) and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5.  Maintenance of Property; Insurance.  (a)  Keep all Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies (other than with the Borrower or any of its Subsidiaries) insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business (it being understood that, to the extent consistent with prudent business practices of Persons carrying on a similar business in a similar location, a program of self-insurance for first and other loss layers may be utilized).

6.6.  Inspection of Property; Books and Records; Discussions.  (a)  Keep proper books of records and account in which full, true and correct entries in conformity with GAAP (or SAP as applicable) and all Requirements of Law shall be made of all material dealings and transactions in relation to its business and activities and (b) upon reasonable prior notice, permit representatives of the Administrative Agent (who may be accompanied by representatives of other Lenders) and, during the continuance of an Event of Default, any Lender to (x) visit and inspect any of its properties, (y) during the continuance of an Event of Default, conduct reasonable examinations of (and, with the consent of the Borrower, such consent not to be unreasonably withheld, make abstracts from) any of its books and records at any reasonable time and as often as may reasonably be requested and (z) discuss the business, operations, properties and financial and other condition of the Borrower with officers and employees of the Borrower.  It is understood that (i) any information obtained by the Administrative Agent or any Lender in any visit or inspection pursuant to this Section 6.6 shall be subject to the confidentiality requirements of Section 10.16, (ii) the Borrower may impose, with respect to any Lender or any Affiliate of any Lender reasonably deemed by the Borrower to be engaged significantly in a business which is directly competitive with any material business of the Borrower and its Subsidiaries, reasonable restrictions on access to proprietary information of the Borrower or any of its Subsidiaries and (iii) the Lenders will coordinate their visits through the Administrative Agent with a view to preventing the visits provided for by this Section 6.6 from becoming unreasonably burdensome to the Borrower or any of its Subsidiaries.

6.7.  Notices.  Give notice to the Administrative Agent (it being agreed that the Administrative Agent shall, upon receipt of such notice, notify each Lender thereof) of the following within the time periods specified:

(a)                                  Promptly after any Responsible Officer of the Borrower obtains knowledge thereof, the occurrence of any Default or Event of Default;

(b)                                 Within five days after any Responsible Officer of the Borrower obtains knowledge thereof, the occurrence of:

(i)                                     any default or event of default under any Contractual Obligation (other than in respect of Indebtedness) of the Borrower or any of its Subsidiaries or any litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect; and

(ii)                                  (A) any litigation or proceeding affecting the Borrower or any of its Subsidiaries (other than claims-related litigation involving an Insurance Subsidiary) in which (x) the amount involved (and not covered by insurance) is $50,000,000 or more or (y) in which injunctive or similar relief is sought that could reasonably be expected to have a Material Adverse Effect and (B) any claims-related litigation affecting any Insurance Subsidiary which could reasonably be expected to have a Material Adverse Effect; and

(c)                                  As soon as possible and, in any event, within 30 days after a Responsible Officer of the Borrower obtains knowledge thereof, the occurrence of any ERISA Event which could reasonably be expected to result in liability to the Borrower in excess of $50,000,000.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer on behalf of the Borrower setting forth details of the occurrence or such default referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

6.8.  Taxes.  Pay, discharge, or otherwise satisfy before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its real estate, sales and activities, or any part thereof, or upon the income or profits therefrom, other than where failure to pay such taxes could not reasonably be expected to result in a Material Adverse Effect; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and reserves in conformity with SAP or GAAP, as applicable, have been provided on the books of the Borrower or any of its Subsidiaries, as the case may be.

6.9.  Use of Proceeds.  Use the proceeds of the Loans and the Letters of Credit solely for the purposes set forth in Section 5.12.

6.10.  Further Assurances.  The Borrower will, and will cause each of its Subsidiaries to, cooperate with the Lenders and the Administrative Agent and execute such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request to give effect to the transactions contemplated by this Agreement and the other Loan Documents.

7.                                      NEGATIVE COVENANTS

The Borrower hereby agrees that, from and after the Closing Date and so long as the Commitments remain in effect, any Letter of Credit remains outstanding, there exist any unpaid Reimbursement Obligations or any principal or interest on any Loan or any fee payable hereunder is owing to any Lender or the Administrative Agent hereunder:

7.1.  Financial Condition Covenants.

(a)                                  Maintenance of Consolidated Net Worth.  The Borrower shall not permit its Consolidated Net Worth, as of the end of any fiscal quarter, commencing with the first fiscal quarter ending after the Closing Date, to be less than an amount equal to:

(i)                                     sixty-five percent (65%) of Consolidated Net Worth of the Borrower as at the fiscal quarter ended June 30, 2011 (provided that if any of OneBeacon Limited, White Mountains Re or any other entity in which the Borrower holds a non-controlling interest as of June 30, 2011 is not required to be consolidated on the consolidated balance sheet of the Borrower in accordance with GAAP as of the end of any such fiscal quarter after the fiscal quarter ended June 30, 2011, the amount in this clause (i) shall be adjusted to remove sixty-five percent (65%) of the Borrower’s non-controlling interests related to OneBeacon Limited, White Mountains Re or such other entity, as applicable, as at the fiscal quarter ended June 30, 2011), plus

(ii)                                  fifty percent (50%) of positive Consolidated Net Income for each fiscal quarter ended following the Closing Date, minus

(iii)                               the sum of:

(A)                              sixty-five percent (65%) of the sum (not to exceed $300,000,000) of the following (hereinafter, “Specified Redemptions/Distributions”): (1) the aggregate consideration paid by the

Borrower for repurchases of or exchanges for its Capital Stock, plus (2) special dividends paid by the Borrower in respect of its Capital Stock, plus (3) to the extent OneBeacon Limited is required to be consolidated on the consolidated balance sheet of the Borrower in accordance with GAAP, the aggregate consideration paid by OneBeacon Limited for repurchases of or exchanges for its Capital Stock (which Capital Stock is not held by the Borrower or any Subsidiary of the Borrower), plus (4) to the extent OneBeacon Limited is required to be consolidated on the consolidated balance sheet of the Borrower in accordance with GAAP, special dividends paid by OneBeacon Limited in respect of its Capital Stock (which Capital Stock is not held by the Borrower or any Subsidiary of the Borrower), plus (5) to the extent White Mountains Re is required to be consolidated on the consolidated balance sheet of the Borrower in accordance with GAAP, the aggregate consideration paid by White Mountains Re for repurchases of or exchanges for its Preference Shares (which Preference Shares are not held by the Borrower or any Subsidiary of the Borrower), in each case of this clause (A), since the fiscal quarter ended June 30, 2011, plus

(B)                                with respect to any Specified Redemptions/Distributions in excess of $300,000,000, 50% of the sum (not to exceed the amount of net after tax gain realized in connection with the Esurance Sale) of such Specified Redemptions/Distributions, plus

(C)                                with respect to any Specified Redemptions/Distributions in excess of the sum of (i) $300,000,000 plus (ii) the amount of net after tax gain realized in connection with the Esurance Sale, 65% of the sum (not to exceed the Borrower’s total common shareholders’ equity allocated to the Esurance Segment (consistent with the method of calculation at March 31, 2011) as of the most recent fiscal quarter ended prior to the closing of the Esurance Sale) of such Specified Redemptions/Distributions made by the Borrower.

Notwithstanding the foregoing, when the Borrower adopts Accounting Standards Update (“ASU”) 2010-26, Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts, a consensus of the FASB Emerging Issues Task Force (or any successor or similar accounting pronouncement, regardless of its title), which results in a write-off of deferred acquisition costs for the Borrower (the “DAC Write-off”), the minimum required Consolidated Net Worth pursuant to this Section 7.1(a), as at the last day of the fiscal quarter in which the DAC Write-off is taken, shall permanently be reduced by the lesser of (a) 65% of such DAC Write-off, after tax, and (b) $25,000,000.

(b)                                 Maintenance of Total Consolidated Debt to Total Consolidated Capitalization Ratio. The Borrower shall not permit its Total Consolidated Debt to Total Consolidated Capitalization Ratio, as of the end of any fiscal quarter, commencing with the first fiscal quarter ending after the Closing Date, to exceed thirty-five percent (35%).

Notwithstanding the foregoing, in the event there shall be a breach of this financial covenant, at any time that the (i) OneBeacon Notes are guaranteed by the Borrower, (ii) the Borrower no longer consolidates OneBeacon Limited in its consolidated financial statements in accordance with GAAP, and (iii) such breach would not have occurred if the OneBeacon Notes were no longer guaranteed by the Borrower, then such breach shall not result in the occurrence of an Event of Default under Section 8.1(c) until a period of up to 180 days (“Cure Period”) has passed since the occurrence of such breach; provided that, during such Cure Period, (x) the Total Consolidated Debt to Total Consolidated Capitalization Ratio shall not exceed thirty-five percent (35%) on a pro forma basis excluding the Indebtedness attributable to the guarantee of the OneBeacon Notes and (y) OneBeacon U.S. Holdings maintains investment grade senior unsecured credit ratings on the OneBeacon Notes from at least two of the following: Moody’s, S&P and Fitch.

7.2.  Limitation on Indebtedness.  The Borrower will not permit any of its Subsidiaries to create, incur or assume or suffer to exist any Indebtedness, except:

(a)                                  Indebtedness outstanding as of the Closing Date and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof, other than by the amount of any necessary pre-payment premiums, unpaid accrued interest and other costs of refinancing, or any shortening of the final maturity of any principal amount thereof to a date prior to the Revolving Credit Termination Date);

(b)                                 Indebtedness of any Insurance Subsidiary incurred or issued in the ordinary course of its business or in securing insurance-related obligations (that do not constitute Indebtedness) of such Insurance Subsidiary and letters of credit, bank guarantees, surety bonds or similar instruments issued for the account of any Insurance Subsidiary in the ordinary course of its business or in securing insurance-related obligations (that do not constitute Indebtedness) of such Insurance Subsidiary;

(c)                                  Indebtedness in respect of letters of credit, bank guarantees, bids, leases, statutory obligations, surety and appeal bonds, or performance bonds or other obligations of a like nature arising in the ordinary course of business and not for capital raising purposes and issued for the account of any Non-Regulated Operating Subsidiary;

(d)                                 short-term Indebtedness (i.e. with a maturity of less than one year when issued, provided that such Indebtedness may include an option to extend for up to an additional one year period) of any Insurance Subsidiary incurred or issued to provide short-term liquidity to facilitate claims payment in the event of catastrophe;

(e)                                  Indebtedness of a Subsidiary acquired after the Closing Date or a corporation merged into or consolidated with a Subsidiary after the Closing Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness, in each case, exists at the time of such acquisition, merger or consolidation and is not created in contemplation of such event, as well as any refinancings, refunds, renewals or extensions of such Indebtedness (without increase in the principal amount thereof other than by the amount of any necessary pre-payment premiums, unpaid accrued interest and other costs of refinancing);

(f)                                    Indebtedness owing or issued by a Subsidiary to any other Subsidiary or to the Borrower;

(g)                                 Guarantee Obligations made by the Guarantors in respect of the obligations of the Borrower or by a Subsidiary in respect of obligations of another Subsidiary;

(h)                                 Indebtedness under the Loan Documents;

(i)                                     Indebtedness of any Guarantor;

(j)                                     Indebtedness represented by Qualified Securities, Trust Preferred Securities or Mandatory Convertible Securities (except to the extent such Indebtedness is included in the calculation of Total Consolidated Debt);

(k)                                  to the extent constituting Indebtedness, liabilities representing collateral held with respect to securities lending activities and not exceeding 10% of the Borrower’s consolidated investment assets as of the end of the most recent fiscal quarter for which consolidated financial statements have been furnished pursuant to Section 6.1(a); and

(l)                                     other Indebtedness of such Subsidiaries, provided that at the time such Indebtedness is incurred or issued, the aggregate principal amount of such Indebtedness when added to all other Indebtedness incurred or issued pursuant to this clause (l) and then outstanding, does not exceed 15% of the Consolidated Net Worth of the Borrower.

7.3.  Limitation on Liens.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist (a) any Lien upon any stock or Indebtedness of any Subsidiary, whether owned on the date of this Agreement or hereafter acquired, to secure any Debt of the Borrower or any of its Subsidiaries or any other Person (other than the obligations hereunder) or (b) any Lien upon any other Property of the Borrower or any of its Subsidiaries, whether owned or leased on the date of this Agreement, or thereafter acquired, to secure any Debt of the Borrower or any of its Subsidiaries or any other Person (other than the obligations hereunder), except:

(i)                                     (x) any Lien existing as of the Closing Date or (y) any Lien upon any stock or Indebtedness or other Property of any Person existing at the time such Person becomes a Subsidiary or existing upon stock or Indebtedness of a Subsidiary or any other Property at the time of acquisition of such stock or Indebtedness or other Property (provided that such Lien was not created in connection with such Person becoming a Subsidiary or the acquisition of such stock or Indebtedness or other Property), and any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any such Lien in clauses (x) or (y) above; provided, however, that the principal amount of Debt secured by such Lien shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement; and provided, further, that such Lien shall be limited to all or such part of the stock or Indebtedness or other Property which secured the Lien so extended, renewed or replaced;

(ii)                                  any Permitted Liens; and

(iii)                               any Lien upon any Property if the aggregate amount of all Debt then outstanding secured by such Lien and all other Liens permitted pursuant to this clause (iii) does not exceed 10% of the total consolidated shareholders’ equity (including preferred equity) of the Borrower as shown on the audited consolidated balance sheet contained in the latest annual report to shareholders of the Borrower; provided that Debt secured by Liens permitted by clauses (i) and (ii) shall not be included in the amount of such secured Debt.

7.4.  Limitation on Changes in Fiscal Periods.  The Borrower shall not permit its fiscal year to end on a day other than December 31 or change its method of determining fiscal quarters.

7.5.  Limitation on Lines of Business.  The Borrower shall not engage to any extent that is material for the Borrower and its Subsidiaries, taken as a whole, in any business, either directly or through any Subsidiary, other than a Principal Business.

7.6.  Guarantors.  The Borrower shall not permit any Guarantor or any Subsidiary of any Guarantor to merge, consolidate, liquidate, wind-up or dissolve itself, or make a transfer of material assets, other than any such transaction or transactions pursuant to which (a) the surviving Person of any such merger or consolidation is, or any assets transferred in connection with such liquidation, winding-up, dissolution or transfer are transferred to, a Guarantor (including a Subsidiary of the Borrower that becomes a Guarantor in connection with such transaction) or a Subsidiary of a Guarantor (including a person that will become a Subsidiary of a Guarantor in connection with such transaction) or (b) after giving effect to any such merger, consolidation, liquidation, winding-up, dissolution or transfer, the aggregate Consolidated Net Worth of all Guarantors (including any Person that becomes a Guarantor or Subsidiary of a Guarantor in connection with such transaction but excluding for purposes of calculating the aggregate Consolidated Net Worth of all Guarantors any outstanding Indebtedness of the Borrower to a Guarantor (to the extent reflected as an asset of such Guarantor in the calculation of such Guarantor’s Consolidated Net Worth)) is not less than the amount then required by Section 7.1(a), on a pro forma basis as of the end of the most recently completed fiscal quarter for which financial statements have been delivered to the Administrative Agent pursuant to Section 6.1(a).

8.                                      EVENTS OF DEFAULT

8.1.  Events of Default.  If any of the following events shall occur and be continuing:

(a)                                  The Borrower shall fail to pay any principal of any Loan made to the Borrower or Reimbursement Obligation owing by the Borrower when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan made to the Borrower or Reimbursement Obligation owing by the Borrower, or any other amount payable by the Borrower hereunder or under any other Loan Document, within three Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)                                 The Borrower shall default in the observance or performance of any agreement contained in Section 6.7(a) or Section 7; or

(c)                                  (i) The Borrower, any Guarantor, White Mountains Re or any of the Borrower’s Material Insurance Subsidiaries shall voluntarily commence any case, proceeding or other action (A) under any Debtor Relief Law, (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower, any Guarantor, White Mountains Re or any of the Borrower’s Material Insurance Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower, any Guarantor, White Mountains Re or any of the Borrower’s Material Insurance Subsidiaries any case, proceeding or other action under any Debtor Relief Law that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) the Borrower, any Guarantor, White Mountains Re or any of the Borrower’s Material Insurance Subsidiaries shall take any corporate action to authorize or effect any of the acts set forth in clause (i), or (ii), above; or (iv) the Borrower, any Guarantor, White Mountains Re or any of the Borrower’s Material Insurance Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(d)                                 A Change of Control; or

(e)                                  A Fundamental Change; or

(f)                                    Any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

(g)                                 The Borrower shall default in the observance or performance of any other agreement, covenant, term or condition contained in this Agreement or any other Loan Document (not specified in Sections 8.1(a), 8.1(b) or 8.1(f)); or

(h)                                 The Borrower or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans and Reimbursement Obligations) on the scheduled or original due date with respect thereto (after giving effect to any applicable grace periods); or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, the effect of which default is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder as a result of the occurrence of such default thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default described in clause (i), (ii) or (iii) of this paragraph (h) shall not at any time constitute an Event of Default unless, at such time, one or more defaults of the type described in clauses (i), (ii) and (iii) of this paragraph (h) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $75,000,000; or

(i)                                     (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $75,000,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $75,000,000; or

(j)                                     One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving for the Borrower and its Subsidiaries taken as a whole a liability (to the extent not paid or fully covered by insurance above applicable deductions) of $75,000,000 or more, and shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof; or

(k)                                  The Guaranty shall cease, for any reason (other than as provided in Section 10.17) to be in full force and effect or any Guarantor or any Affiliate of a Guarantor shall so assert in writing; or

(l)                                     Any License of any Insurance Subsidiary (i) shall be revoked by the Governmental Authority which issued such License, or any action (administrative or judicial) to revoke such License shall have been commenced against such Insurance Subsidiary and shall not have been dismissed within thirty days after the commencement thereof, (ii) shall be suspended by such Governmental Authority for a period in excess of thirty days or (iii) shall not be reissued or renewed by such Governmental Authority upon the expiration thereof following application for such reissuance or renewal of such Insurance Subsidiary, which, in the case of each of clauses (i), (ii) and (iii) above, could reasonably be expected to have a Material Adverse Effect.

Notwithstanding the foregoing, in the case of each of paragraphs (f) through (l) of this Section 8.1, such event shall not constitute an Event of Default unless such event continues unremedied for a period of 30 days after the Borrower shall have received written notice of such event from the Administrative Agent or the Majority Lenders.

8.2.  Remedies Upon Event of Default.  If any Event of Default specified in Section 8.1 occurs and is continuing, then, and in any such event, (a) if such event is an Event of Default specified in clause (i) or (ii) of Section 8.1(c) above with respect to the Borrower, automatically the commitment of each Lender to make Loans and any obligation of the Issuing Lender to make L/C Credit Extensions shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (b) if such event is any other Event of Default specified in Section 8.1, either or both of the following actions may be taken:  (i) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Credit Commitments and the obligation of the Issuing Lender to issue Letters of Credit to be terminated forthwith, whereupon the Revolving Credit Commitments and the L/C Commitment shall immediately terminate; and (ii) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.  In the case of any Letter of Credit issued for the account of the Borrower with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time Cash Collateralize such L/C Obligations in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Such Cash Collateral shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents.  After (a) all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full or (b) all Defaults and Events of Default hereunder and under the other Loan Document shall have been cured or waived, the balance, if any, in such Cash Collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).

9.                                      THE ADMINISTRATIVE AGENT

9.1.  Appointment.  (a)  Each of the Lenders and Issuing Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Except for the Borrower’s rights expressly set forth in Section 9.7, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

(b)                                 The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders and the Issuing Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on collateral granted by any of the Borrower or any Guarantor to secure any Loan or other obligation under this Agreement, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.2 for purposes of holding or enforcing any Lien on any collateral (or any portion thereof) granted under the Loan

Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.6(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.2.  Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Persons.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Persons of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.3.  Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                  shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(d)                                 The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1 and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an Issuing Lender.

(e)                                  The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Loan Documents, (v) the value or the sufficiency of any collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4.  Reliance by Administrative Agent.  (a)  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(b)                                 For purposes of determining compliance with the conditions specified in Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

9.5.  Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the each Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Persons and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Persons and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.6.  Administrative Agent in its Individual Capacity.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a

Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.7.  Successor Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrower (which resignation shall be effective upon the earlier to occur of (x) the appointment of a successor Administrative Agent and (y) 30 days after the date such notice is received by the Borrower).  Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, with the consent of the Borrower at all times other than during the continuance of a Specified Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or any Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lenders directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 10.5 and 10.6 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Persons in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Lender and Swing Line Lender.  Upon

the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swing Line Lender, (ii) the retiring Issuing Lender and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

9.8.  Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower or any Guarantor, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Sections 2.6, 3.8, 10.5, and 10.6) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.6(c), 10.5 and 10.6.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the obligations of the Borrower hereunder or the rights of any Lender or any Issuing Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Lender or in any such proceeding.

9.9.  Guarantee and Collateral Matters.  The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)                                  to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Total Revolving Credit Commitments and payment in full of all obligations of the Borrower hereunder or under any of the other Loan Documents (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.1, if approved, authorized or ratified in writing by the Majority Lenders; and

(b)                                 to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.3, and

(c)                                  to effect any release of Guarantee Obligations contemplated by Section 10.17.

Upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.9.  In each case as specified in this Section 9.9, the Administrative Agent will, at the Borrower’s expense, execute and deliver such documents as the Borrower may reasonably request to evidence the release of such item of collateral from the assignment and security interest granted under any Loan Document or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.9.

9.10.  Other Agents; Arrangers and Managers.  None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

10.                               MISCELLANEOUS

10.1.  Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Majority Lenders and the Borrower and delivered to the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)                                  extend the expiration date of or increase the Revolving Credit Commitment of any Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 8.2) without the written consent of such Lender;

(b)                                 postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest or fees payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c)                                  reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or, subject to clause (v) of the second proviso to this Section 10.1, any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Majority Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(d)                                 change Section 2.14 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby; or

(e)                                  change any provision of this Section 10.1 or the percentage in the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(f)                                    amend, modify or waive any provision of Section 2.3 or 2.4 without the written consent of the Swing Line Lender;

(g)                                 amend, modify or waive any provision of Section 3 without the consent of the Issuing Lender;

(h)                                 amend, modify or waive the provisions of the definition of Interest Period regarding nine or twelve month Interest Periods for Eurodollar Loans without the consent of each relevant Lender;

(i)                                     consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents without the written consent of each Lender; or

(j)                                     release any Guarantor from its Guarantee Obligations under the Guaranty except as provided in Section 10.17, without the consent of all Lenders;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Lenders required above, modify the rights or duties of the Issuing Lender under this Agreement or any Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, modify the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, modify the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) Section 10.7(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Credit Commitment of such Lender may not be increased or extended without the consent of such Lender.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.  Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section 10.1; provided, that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

For the avoidance of doubt, this Agreement may be amended (or amended and restated) with the written consent of the Majority Lenders, the Administrative Agent and the Borrower party to each relevant Loan Document (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans, the L/C Obligations and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Majority Lenders.

10.2.  Notices; Effectiveness; Electronic Communication.

(a)                                  Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopier or by electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Borrower, the Administrative Agent, the Issuing Lender or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.2; and

(ii)                                  if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to service of process or to notices to any Lender or the Issuing Lender pursuant to Section 2.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSONS OR THE BORROWER IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Agent-Related Persons or the Borrower have any liability to any Agent-Related Person, the Borrower, any Lender, or the Issuing Lender for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Persons or the Borrower; provided, however, that in no event shall any Agent-Related Persons or the Borrower have any liability to any Agent-Related Person, the Borrower, any Lender, or the Issuing Lender

for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).  Each Lender agrees that the Borrower shall be responsible only for the Borrower Materials and shall not have any liability (unless otherwise agreed in writing by the Borrower) for any other materials made available to the Lenders and shall not have any liability for any errors or omissions other than errors or omissions in the materials delivered to the Administrative Agent by the Borrower.  Nothing in this Section 10.2(c) shall limit the obligation of the Administrative Agent and the Lenders under Section 10.16.

(d)                                 Change of Address, Etc.  The Borrower, the Administrative Agent, the Issuing Lender and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Issuing Lender and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)                                  Reliance by Administrative Agent, Issuing Lender and Lenders.  The Administrative Agent, the Issuing Lender and the Lenders shall be entitled to rely and act upon any notices (including telephonic and written Borrowing Requests and notices of Swing Line Loans) purportedly given by or on behalf of the Borrower; provided that the foregoing shall not apply to losses, costs, expenses and liabilities caused by the gross negligence or willful misconduct of the relevant Lender or any Agent-Related Person even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, the Issuing Lender, each Lender and the Agent-Related Persons from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower; provided that the foregoing shall not apply to losses, costs, expenses and liabilities caused by the gross negligence or willful misconduct of the relevant Lender or any Agent-Related Person.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(f)                                    Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile.  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on the Borrower, the Administrative Agent and the Lenders.  The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

10.3.  No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents  against the Borrower, the Subsidiaries of the Borrower or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.2 for the benefit of all the Lenders and the Issuing Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) an Issuing Lender or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Lender or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.8(b) (subject to the terms of Section 10.8(a)), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower or any Guarantor under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Majority Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 10.8(a), any Lender may, with the consent of the Majority Lenders, enforce any rights and remedies available to it and as authorized by the Majority Lenders.

10.4.  Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any extension of credit, and shall continue in full force and effect as long as any Loan or any other obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.5.  Attorney Costs and Expenses.  The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Arrangers for all reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable out-of-pocket costs and expenses (which may include, to the extent reasonably incurred, all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts) incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the obligations of the Borrower hereunder or under any of the other Loan Documents and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs.  All amounts due under this Section 10.5 shall be payable not later than 30 days following written demand.  The agreements in this Section 10.5 shall survive the termination of the Total Revolving Credit Commitments and repayment of all other obligations.

10.6.  Indemnification.  (a) Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Arranger, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, shareholders and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, settlement payments and causes of action of any kind or nature whatsoever and reasonable related out-of-pocket costs and expenses which may at any time be imposed on, incurred, suffered, sustained, required to be paid by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Revolving Credit Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, settlement payments, causes of action or costs or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.  In all such litigation, or the preparation therefor, the Indemnitees shall be entitled to select counsel to the Indemnitees.  To the extent reasonably practicable and not disadvantageous to any Indemnitee (as reasonably determined by the relevant Indemnitee), it is anticipated that a single counsel selected by the affected Lenders will be used.  All amounts due under this Section 10.6 shall be payable not later than 30 days following written demand.  This Section 10,6(a) shall not apply with respect to taxes other than any taxes that represent losses or damages arising from any non-tax claim.

(b)                                 To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 10.5 and Section 10.6(a) to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Agent-Related Person of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Agent-Related Person, as the case may be, such Lender’s Revolving Credit Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Agent-Related Person of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity.  The obligations of the Lenders under this Section 10.6(b) are subject to the provisions of Section 2.14(f).

(c)                                  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(d)                                 The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Total Revolving Credit Commitments and the repayment, satisfaction or discharge of all the other obligations.

10.7.  Successors and Assigns.

(a)                                  Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.7(b), (ii) by way of participation in accordance with the provisions of Section 10.7(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.7(f), or (iv) to an SPC in accordance with the provisions of Section 10.7(h) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in

Section 10.7(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                              in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                                in any case not described in subsection (b)(i)(A) of this Section 10.7, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Specified Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Revolving Credit Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 10.7 and, provided that:

(A)                              the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Specified

Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B)                                the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender or an Affiliate of the assigning Lender;

(C)                                the consent of each Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D)                               the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                                 No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries or Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural person, (D) to an Approved Fund unless a Specified Event of Default has occurred and is continuing, or (E) to an Affiliate of a Lender or an Approved Fund unless it is a financial institution having a senior unsecured debt rating of not less than “A-”, or its equivalent, by S&P.

(vi)                              Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Revolving Credit Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.7(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17, 2.18, 10.5 and 10.6 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender and a replacement Note, as applicable, to the assigning Lender.

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or any Subsidiary or Affiliate of a Defaulting Lender, or the Borrower or any Affiliates or Subsidiaries of the Borrower) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.1 that directly affects such Participant.  Subject to Section 10.7(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 or 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.7(b).  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

(e)                                  Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Sections 2.16(d) and (e) as though it were a Lender.

(f)                                    Certain Pledges.  Notwithstanding anything to the contrary contained herein, any Lender may, with notice to, but without prior consent of the Borrower and the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank (provided that notice to the Borrower and the Administrative Agent shall not be required in the case of a pledge or assignment to secure obligations to a Federal Reserve Bank); provided further that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute, or permit the substitution of, any such pledgee or assignee for such Lender as a party hereto.

(g)                                 Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)                                 Special Purpose Funding Vehicles.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may, with notice to, but without prior consent of the Borrower and the Administrative Agent grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.14(e)(ii).  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 2.15), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Revolving Credit Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under any Debtor Relief Laws or any other Laws.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.

(i)                                     Resignation as Issuing Lender or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Loans pursuant to Section 10.7(b), Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as Issuing Lender, so long as a successor Issuing Lender (consented to by the Borrower, such consent not to be unreasonably withheld or delayed) has been appointed and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender, so long as a successor Swing Line Lender (consented to by the Borrower, such consent not to be unreasonably withheld or delayed) has been appointed.  In the event of any such resignation as Issuing Lender or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Lender or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Issuing Lender or Swing Line Lender, as the case may be.  If Bank of America resigns as Issuing Lender, it shall retain all the rights and obligations of the Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 3.3).  If Bank of America resigns as Swing Line

Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.4.  Upon the appointment of a successor Issuing Lender and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights and obligations of the retiring Issuing Lender or Swing Line Lender, as the case may be, and (b) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.8.  Adjustments; Setoff.  (a) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) any Loans and other amounts due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) such Loans and other amounts due and payable to such Lender at such time to (ii) the aggregate amount of Loans and other amounts due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of Loans and other amounts due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Loans and other amounts owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Loans and other amounts owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of Loans and other amounts owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of Loans and other amounts owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Loans and other amounts then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)                                     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.23, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(b)                                 In addition to any rights and remedies of the Lenders provided by Law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable Law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.24 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each Lender agrees promptly to notify the Borrower, as the case may be, and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

10.9.  Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.10.  Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.10, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any Issuing Lender or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.11.                  Integration.  This Agreement, the other Loan Documents and the Fee Letters represent the entire agreement of the Borrower, the Administrative Agent, the Arrangers, the Syndication Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Arrangers, the Administrative Agent, the Syndication Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein, in the other Loan Documents or in the Fee Letters.  The Borrower agrees that its obligations under the Fee Letters shall survive the execution and delivery of this Agreement.

10.12.                  GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY).

10.13.                  SUBMISSION TO JURISDICTION; WAIVERS.  THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a)                                  SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(b)                                 CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c)                                  AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET FORTH IN SECTION 10.2 OR AT SUCH OTHER ADDRESS OF WHICH THE ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO;

(d)                                 AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION; AND

(e)                                  WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION

OR PROCEEDING REFERRED TO IN THIS SECTION 10.13 ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

10.14.  WAIVERS OF JURY TRIAL.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.14 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.15.  No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and any Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.16.  Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the NAIC), (c) to the extent required by applicable Laws or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.16, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.16 or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower, provided that the Administrative Agent or any such Lender, as applicable, will notify the Borrower as soon as practical in advance of any proposed disclosure pursuant to clause (c) above, unless such notification shall be prohibited by applicable law or legal process, so that the Borrower may seek a protective order or other appropriate remedy and the Administrative Agent or any such Lender, as applicable, will disclose only that portion of the Information that it is advised by its counsel is legally required or otherwise necessary to disclose.  For purposes of this Section 10.16, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 10.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the Issuing Lender acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary thereof, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.17.  Release of Guarantee Obligations.  Notwithstanding anything to the contrary contained herein or any other Loan Document (a) when all obligations of the Borrower hereunder and under the other Loan Documents that are guaranteed under the terms of the Guaranty have been paid in full, all Revolving Credit Commitments have terminated, there exist no unpaid Reimbursement Obligations and no Letter of Credit issued for the account of the Borrower shall be outstanding or (b) so long as no Event of Default has occurred and is continuing, at such time as the aggregate outstanding principal amount of Indebtedness of Subsidiaries of OneBeacon Limited that is guaranteed by the Borrower is $70,000,000 or less (excluding (i) any series of such Indebtedness if all of such series has been defeased (including legal or covenant defeasance) or discharged and (ii) such Indebtedness to the extent it is held by the Borrower or any of its Subsidiaries), upon request of the Borrower, the Administrative Agent shall (without vote or consent of any Lender) take such actions as may be required to release all Guarantee Obligations of each Guarantor under any Loan Document, including, without limitation, its Guaranty.  Any release of Guarantee Obligations pursuant to clause (a) above shall be deemed subject to the provision that such Guarantee Obligations shall be reinstated as to the Guarantors at the time of such release, if after such release any portion of any payment in respect of the obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or such Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or such Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.  In addition, upon the request of the Borrower, the Administrative Agent shall (without vote or consent of any Lender) so release all Guarantee Obligations of any Guarantor, if such Guarantor is merged or consolidated into another Person and such Guarantor is not the surviving Person of such merger or consolidation, or such Guarantor is liquidated, wound-up or dissolved, or such Guarantor otherwise ceases to be a Subsidiary of the Borrower; provided, however, that (x) the surviving Person of any such merger or consolidation is, or any assets transferred in connection with such liquidation, winding-up or dissolution are transferred to, a Guarantor (including a Subsidiary of the Borrower that becomes a Guarantor in connection with such transaction) or a Subsidiary of a Guarantor (including a Person that will become a Subsidiary of a Guarantor in connection with such transaction) or (y) after giving effect to any such merger, consolidation, liquidation, winding-up, dissolution, or cessation of such Guarantor’s status as a Subsidiary of the Borrower, the aggregate Consolidated Net Worth of all other Guarantors (including any Person that becomes a Guarantor or Subsidiary of a Guarantor in connection with such transaction but excluding for purposes of calculating the aggregate Consolidated Net Worth of all Guarantors any outstanding Indebtedness of the Borrower to a Guarantor (to the extent reflected as an asset of such Guarantor in the calculation of such Guarantor’s Consolidated Net Worth)) is not less than the amount then required by Section 7.1(a), on a pro forma basis as of the end of the most recently completed fiscal quarter for which financial statements have been delivered to the Administrative Agent pursuant to Section 6.1(a).

10.18.  USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

10.19.  Interest Rate Limitation.

(a)                                  Notwithstanding anything to the contrary contained in any Loan Document, if at any time the rate of interest payable under any Loan Document (the “Stated Rate”) would exceed the rate of interest permitted to be charged under any applicable Law (the “Maximum Rate”), then for so long as the Maximum Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Rate; provided that if at any time thereafter, the Stated Rate is less than the Maximum Rate, the Borrower shall, to the extent permitted by applicable Law, continue to pay interest at the Maximum Rate until such time as the total interest received is equal to the total interest which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable.  Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Rate, in which event this provision shall again apply.

(b)                                 In no event shall the total interest received by a Lender exceed the amount which it could lawfully have received had the interest been calculated for the full term hereof at the Maximum Rate.

10.20.  Entire Agreement.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

The Borrower:

WHITE MOUNTAINS INSURANCE GROUP, LTD.

By:
Name:
Title:

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Name:
Title:

BANK OF AMERICA, N.A., as
a Lender, Issuing Lender and Swing Line Lender

By:
Name:
Title:

BARCLAYS BANK PLC, as
a Lender

By:
Name:
Title:

SCHEDULE 1A

EXISTING LETTERS OF CREDIT

None.

SCHEDULE 5.3

CONSENTS, AUTHORIZATIONS, FILINGS AND NOTICES

None.

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE;
CERTAIN ADDRESSES FOR NOTICES

BORROWER:

White Mountains Insurance Group, Ltd.

80 South Main Street

Hanover, NH 03755

Attention: Robert Seelig, Esq.

Telephone: 603-640-2202

Telecopier: 603-643-4592

Electronic Mail: rseelig@whitemountains.com

U.S. Taxpayer Identification Number (White Mountains Insurance Group, Ltd.):  94-2708455

with a copy to:

Cravath, Swaine and Moore LLP

WorldWide Plaza

825 Eighth Avenue

New York, NY 10019-7475

Attention: James Vardell

Telecopier: 212-474-3700

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

Bank of America, N.A.

2001 Clayton Road

Mail Code: CA4-702-02-25

Concord, CA 94520

Attention: Faizan Hafeez

Telephone: 925-675-8815

Telecopier: 866-540-7550

Electronic Mail: faizan.hafeez@baml.com

Account No.: 3750836479

Ref:  White Mountains Insurance Group

ABA# 026009593

EXHIBIT A-2

Other Notices as Administrative Agent:

Bank of America, N.A.

Agency Management

1455 Market Street, 5th Floor

Mail Code: CA5-701-05-19

San Francisco, CA 94103

Attention: Aamir Saleem

Telephone: 415-436-2769

Telecopier: 415-503-5089

Electronic Mail:  aamir.saleem@baml.com

ISSUING LENDER:

Bank of America, N.A.

Trade Operations

1000 W. Temple Street

Mail Code: CA9-705-07-05

Los Angeles, CA 90012-1514

Attention: Stella Rosales

Telephone: 213-481-7828

Telecopier: 213-580-8441

Electronic Mail:  stella.rosales@baml.com

SWING LINE LENDER:

Bank of America, N.A.

2001 Clayton Road

Mail Code: CA4-702-02-25

Concord, CA 94520

Attention: Faizan Hafeez

Telephone: 925-675-8815

Telecopier: 866-540-7550

Electronic Mail: faizan.hafeez@baml.com

Account No.: 3750836479

Ref:  White Mountains Insurance Group

ABA# 026009593

EXHIBIT A-3

EXHIBIT A

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate (this “Certificate”) is delivered pursuant to Section 6.2(b) of the Credit Agreement, dated as of August 12, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among White Mountains Insurance Group, Ltd., a company organized under the laws of Bermuda (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an Issuing Lender.

The undersigned hereby certifies to the Administrative Agent and the Lenders as follows:

1.     I am the duly elected, qualified and acting [the Borrower to insert title of relevant Responsible Officer] of the Borrower.

2.     I have reviewed and am familiar with the contents of this Certificate.

3.     I have no knowledge of the existence, as of the date of this Certificate, of any continuing Default or Event of Default [, except as set forth below].

4.     Attached hereto as Attachment 1 are the computations showing compliance by the Borrower with the covenants set forth in Section 7.1 of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of the date set forth below.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

By:
Name:
Title:

Date:                          , 20

EXHIBIT A-4

Attachment 1
to Exhibit A

The information described herein is as of             , 20    , and pertains to the period from                   ,        to                                      ,         .

[Set forth Covenant Calculations]

EXHIBIT B-1

FORM OF BORROWING REQUEST

Date:                        ,

To:          Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of August 12, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among White Mountains Insurance Group, Ltd., a company organized under the laws of Bermuda (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an Issuing Lender.

[Pursuant to Section 2.2 of the Credit Agreement, the Borrower hereby requests that a Revolving Credit Loan consisting of a [Base Rate Loan in the principal amount of $                            ] [Eurodollar Loan in the principal amount of $                         with an Interest Period commencing on                                , 20     and maturing on                                , 20    ] be made on                                , 20    ].

[Pursuant to Section 2.9 of the Credit Agreement, the Borrower hereby requests that a Revolving Credit Loan in a principal amount of $                   , which is currently a [Base Rate] [Eurodollar] Loan, be [converted to] [continued as] a [Base Rate] [Eurodollar] Loan [with an Interest Period commencing on                                , 20     and maturing on                                , 20    ].

The undersigned hereby certifies that, to his/her knowledge, the amount of the aggregate outstanding principal amount of the Loans plus the L/C Obligations on today’s date is $                             and the amount of the Total Revolving Credit Commitment available for borrowing pursuant to Section 2.1 of the Credit Agreement is $                            .

[The Borrower hereby represents and warrants that the conditions contained in Section 4.2(a) and (b) of the Agreement shall be satisfied on and as of the date of the applicable extension of credit.](1)

(1)  To be included in the case of any borrowing made pursuant to Section 2.2 of the Agreement.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

By:

Name:

Title:

EXHIBIT B-2

FORM OF SWING LINE LOAN NOTICE

Date:                        ,

To:                              Bank of America, N.A., as Swing Line Lender
Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of August [    ], 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among White Mountains Insurance Group, Ltd., a company organized under the laws of Bermuda (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an Issuing Lender.

The undersigned hereby requests a Swing Line Loan:

1.             On                                                                                 (a Business Day).

2.             In the amount of $                                                         .

The borrowing of the Swing Line Loan requested herein complies with the requirements of the provisos to the first sentence of Section 2.4(a) of the Agreement.

The Borrower hereby represents and warrants that the conditions contained in Section 4.2(a) and (b) of the Agreement shall be satisfied on and as of the date of the applicable extension of credit.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

By:

Name:

Title:

EXHIBIT C-1

FORM OF REVOLVING CREDIT NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW.  TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	, 20

FOR VALUE RECEIVED, the undersigned, WHITE MOUNTAINS INSURANCE GROUP, LTD., a company organized under the laws of Bermuda (the “Borrower”), hereby unconditionally promises to pay to                                          (the “Lender”) or its registered assigns at the Administrative Agent’s Office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, on the Revolving Credit Termination Date the principal amount of (a)                  DOLLARS ($          ) or, if less, (b) the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to the Borrower pursuant to Section 2.1 of the Credit Agreement.  The Borrower further agrees to pay interest in like money at the Administrative Agent’s Office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.11 of the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of each Revolving Credit Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto.  Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed.  The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of any Revolving Credit Loan.

This Note (a) is one of the promissory notes referred to in the Credit Agreement, dated as of August 12, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto (collectively, the “Lenders”) and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an Issuing Lender, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayments as provided in the Credit Agreement.  This Note is guaranteed as provided in the Credit Agreement and the Guaranty.  Reference is hereby made to the Credit Agreement and the Guaranty for the nature and extent of the guaranty, the terms and conditions upon which the guaranty was granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.7 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY).

[Remainder of Page Left Intentionally Blank]

WHITE MOUNTAINS INSURANCE GROUP, LTD.

By:
Name:
Title:

Schedule A
to Revolving Credit Note

LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

Date	Amount of Base Rate Loans	Amount Converted to Base Rate Loans	Amount of Principal of Base Rate Loans Repaid	Amount of Base Rate Loans Converted to Eurodollar Loans	Unpaid Principal Balance of Base Rate Loans	Notation Made By

Schedule B
to Revolving Credit Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to Base Rate Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

EXHIBIT C-2

FORM OF SWING LINE NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW.  TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	, 20

FOR VALUE RECEIVED, the undersigned, WHITE MOUNTAINS INSURANCE GROUP, LTD., a company organized under the laws of Bermuda (the “Borrower”), hereby unconditionally promises to pay to Bank of America, N.A. (the “Swing Line Lender”) or its registered assigns at the Administrative Agent’s Office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, on the Revolving Credit Termination Date the principal amount of (a)                  DOLLARS ($          ) or, if less, (b) the aggregate unpaid principal amount of all Swing Line Loans made by the Lender to the Borrower pursuant to Section 2.3 of the Credit Agreement.  The Borrower further agrees to pay interest in like money at the Administrative Agent’s Office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.11 of the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date and amount of each Swing Line Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof.  Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed.  The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of any Swing Line Loan.

This Note (a) is one of the promissory notes referred to in the Credit Agreement, dated as of August 12, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto (collectively, the “Lenders”) and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an Issuing Lender, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment as provided in the Credit Agreement.  This Note is guaranteed as provided in the Credit Agreement and the Guaranty.  Reference is hereby made to the Credit Agreement and the Guaranty for the nature and extent of the guaranty, the terms and conditions upon which the guaranty was granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.7 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY).

[Remainder of Page Left Intentionally Blank]

WHITE MOUNTAINS INSURANCE GROUP, LTD.

By:
Name:
Title:

Schedule A
to Swing Line Note

LOANS AND REPAYMENTS OF SWING LINE LOANS

Date	Amount of Swing Line Loans	Amount of Principal of Swing Line Loans Repaid	Unpaid Principal Balance of Swing Line Loans	Notation Made By

Date	Amount of Swing Line Loans	Amount of Principal of Swing Line Loans Repaid	Unpaid Principal Balance of Swing Line Loans	Notation Made By

2

EXHIBIT D

FORM OF EXEMPTION CERTIFICATE

Reference is made to that certain Credit Agreement, dated as of August 12, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among White Mountains Insurance Group, Ltd., a company organized under the laws of Bermuda (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an Issuing Lender.

(the “Non-U.S. Lender”) is providing this certificate pursuant to Section 2.16(d) of the Agreement.  The Non-U.S. Lender hereby represents and warrants that:

1.             The Non-U.S. Lender is the sole record and beneficial owner of the Loans [or the obligations evidenced by Note(s)] in respect of which it is providing this certificate.

2.             The Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).  In this regard, the Non-U.S. Lender further represents and warrants that:

(a)           the Non-U.S. Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b)           the Non-U.S. Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements;

3.             The Non-U.S. Lender is not a 10-percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code; and

4.             The Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date set forth below.

[NAME OF NON-U.S. LENDER]

By:
Name:
Title:

Date:

2

EXHIBIT E

FORM OF CLOSING CERTIFICATE

August [    ], 2011

This Closing Certificate is delivered pursuant to Section 4.1(a)(v) and (vii) of the Credit Agreement, dated as of August 12, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among White Mountains Insurance Group, Ltd., a company organized under the laws of Bermuda (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an Issuing Lender.

The Borrower hereby certifies to the Administrative Agent and the Lenders as follows:

1.             The representations and warranties of the Borrower set forth in, or made pursuant to, each of the Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

2.             No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Loans to be made on the date hereof.

3.             No event or circumstance has occurred since December 31, 2010, that has had or could reasonably be expected to have a Material Adverse Effect.

4.             Assuming the required satisfaction of the Administrative Agent or the Lenders to the extent provided therein, the conditions precedent set forth in Section 4.1 of the Agreement will be satisfied as of the Closing Date, except as set forth on Schedule I attached hereto.

IN WITNESS WHEREOF, the undersigned has executed this Closing Certificate as of the date set forth above.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

By:
Name:

Title:

Schedule I

EXHIBIT F

[Form of Legal Opinion — R. Seelig]

EXHIBIT G

[Form of Legal Opinion — Conyers Dill & Pearman]

EXHIBIT H

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Credit Agreement (including, without limitation, participations in L/C Obligations and Swing Line Loans) and (ii) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.             Assignor[s]:

2.             Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.             Borrower:               White Mountains Insurance Group, Ltd.

4.             Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.             Credit Agreement:                Credit Agreement, dated as of August 12, 2011, among White Mountains Insurance Group, Ltd., the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender, and Issuing Lender.

6.             Assigned Interest:

Assignor	Assignee	Aggregate Amount of Revolving Credit Commitment/ Loans for all Lenders(2)	Amount of Revolving Credit Commitment/ Loans Assigned	Percentage Assigned of Revolving Credit Commitment/ Loans(3)		CUSIP Number

		$	$		%
		$	$		%
		$	$		%

[7.            Trade Date:                                        ](4)

Effective Date:                                      , 20     [MUTUALLY AGREED TO BY THE ASSIGNOR AND ASSIGNEE AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

(2)    Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(3)   Set forth, to at least 9 decimals, as a percentage of the Commitments/Loans of all Lenders thereunder.

(4)   To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:

Title:

[Consented to and] Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Title:

[Consented to:](5)

WHITE MOUNTAINS INSURANCE GROUP, LTD.

By:

Name:

Title:

[Consented to:](6)

[ ], as
[Swing Line Lender][Issuing Lender]

By:
Title:

(5)   Not required if a Specified Event of Default has occurred and is continuing.

(6)    Include any additional consents required pursuant to Section 10.7(b)(iii) of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1.          Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.          Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Sections 10.7(b)(iii), (v), and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.7(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Non-U.S. Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.             Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.             General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT I

FORM OF

INSTRUMENT OF ACCESSION

The undersigned,                           , in order to commit to lend to White Mountains Insurance Group, Ltd. (the “Borrower”), any Loans (as defined in the Credit Agreement, as defined below) provided to the Borrower in accordance with the terms and conditions set forth in Section 2.22 of the Credit Agreement, hereby (a) agrees to become a Lender party to that certain Credit Agreement, dated as of August 12, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an Issuing Lender, a copy of which is attached hereto, and that its Revolving Credit Commitment amount is $                                               and (b) represents and warrants that it meets all of the requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement).  The undersigned hereby agrees to perform all duties and obligations of a Lender under the Credit Agreement.  This Instrument of Accession shall become a part of the Credit Agreement.

THIS INSTRUMENT OF ACCESSION AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY).

Executed as of the date set forth below.

[LENDER]

By:
Name:
Title:

Accepted as of this day of , 20 :

WHITE MOUNTAINS INSURANCE GROUP, LTD.

By:

Name:

Title:

EXHIBIT J

GUARANTY

FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, and in consideration of credit and/or financial accommodation heretofore or hereafter from time to time made or granted to WHITE MOUNTAINS INSURANCE GROUP, LTD., a company organized under the laws of Bermuda (the “Borrower”) by (a) BANK OF AMERICA, N.A. as administrative agent (the “Administrative Agent”) for itself and the other lenders (the “Lenders”) from time to time party to that certain Credit Agreement, dated as of August 12, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), by and among the Borrower, the Lenders, the Administrative Agent and Bank of America, N.A., as Swing Line Lender and an Issuing Lender and (b) the Lenders, each of the undersigned Guarantors (individually a “Guarantor” and if more than one jointly and severally, collectively referred to herein as the “Guarantors”), hereby furnishes its guaranty of the Guaranteed Obligations (as hereinafter defined) to the Administrative Agent, for the benefit of itself and the Lenders, as set forth below.

WHEREAS, it is a condition precedent to the Lenders’ making any loans or otherwise extending credit and each Issuing Lender issuing, extending or renewing letters of credit under the Credit Agreement that the Guarantors execute and deliver to the Administrative Agent, for the benefit of the Lenders, a continuing guaranty in substantially the form hereof;

WHEREAS, the Borrower and the Guarantors are members of a group of related entities, the success of any one of which is dependent in part on the success of the other members of such group;

WHEREAS, each Guarantor expects to receive, directly and indirectly, benefits from the extensions of credit to the Borrower by the Lenders pursuant to the Credit Agreement (which benefits are hereby acknowledged); and

WHEREAS, each Guarantor wishes to guarantee to the Administrative Agent, for the benefit of the Lenders the payment and performance in full of all of the Guaranteed Obligations (as hereinafter defined), as herein provided.

NOW, THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Definitions.  Capitalized terms used herein without definition shall have the respective meaning provided therefor in the Credit Agreement.

2.             Guaranty.  Subject to Section 2.21 of the Credit Agreement, each Guarantor hereby guarantees to the Lenders and the Administrative Agent the full and punctual payment when due (whether at stated maturity, by required pre-payment, by acceleration or otherwise) of all of the obligations of the Borrower under the Credit Agreement and the other Loan Documents (including, but not limited to, the principal of the Loans advanced to the Borrower, all Reimbursement Obligations of the Borrower in respect of Letters of Credit, and all interest, fees, expenses, indemnities and other amounts payable by the Borrower under the Credit Agreement), including all such which would become due but for the operation of the automatic stay pursuant to §362(a) of the Federal Bankruptcy Code (Title 11, United States Code) and the operation of §502(b) of the Federal Bankruptcy Code (collectively, the “Guaranteed Obligations”).  This Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of all such Guaranteed Obligations, and not of their collectibility only and is in no way conditioned upon any requirement that the Administrative Agent or any Lender first attempt to collect any of the Guaranteed Obligations from the Borrower or resort to any other means of obtaining payment.  Should an Event of Default occur with respect to the payment or performance of any such Guaranteed Obligations of the Borrower, the obligations of the Guarantors under this Guaranty with respect to such Guaranteed Obligations in default shall, upon demand by the Administrative Agent, become immediately due and payable to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, without demand or notice of any nature, all of which are expressly waived by each Guarantor.  Payments by any Guarantor in respect of this Guaranty may be required by the Administrative Agent on any number of occasions.  All payments by any Guarantor in respect of this Guaranty shall be made to the Administrative Agent, in the manner and at the place of payment specified in the Credit Agreement, for the account of the Lenders and the Administrative Agent.  Anything contained herein to the contrary notwithstanding, the obligations of each Guarantor hereunder at any time shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under §548 of the Federal Bankruptcy Code or any comparable provisions of any similar federal or state Law.

3.             No Setoff or Deductions; Taxes; Payments.  Except as required by Law, each Guarantor shall make all payments hereunder without set-off or counterclaim and free and clear of, and without deduction or withholding for, or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.  If any such obligation (other than one arising with respect to taxes based on or measured by the income or profits of the Lenders) is imposed upon any Guarantor with respect to any amount payable by it hereunder, such Guarantor will pay to the Administrative Agent for the benefit of the Lenders, on the date on which such amount is due and payable hereunder, such additional amount in Dollars as shall be necessary to enable the Lenders to receive the same net amount which the Lender would have received on such due date had no such obligation been imposed upon such Guarantor.  Such Guarantor will deliver promptly to the Administrative Agent a certified copy of any official receipt received by such Guarantor (or other evidence satisfactory to the Administrative Agent) showing all taxes or other charges deducted from or paid with respect to payments made by such Guarantor hereunder.  The obligations of the Guarantors under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.  All payments under this Guaranty shall be made in the United States.  The obligations hereunder shall not be affected by any acts of any legislative body or Governmental Authority affecting the Borrower, including but not limited to, any restrictions on the conversion of currency or repatriation or control of funds or any total or partial expropriation of the Borrower’s property, or by economic, political, regulatory or other events in the countries where the Guarantor is located.  A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the Law of the jurisdiction in which the Guarantor is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Guaranty shall deliver to the Guarantor (with a copy to the Administrative Agent), at the time or times

3

prescribed by applicable Law or reasonably requested by the Guarantor, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Guarantor as will permit such payments to be made without withholding or at a reduced rate, provided further that such Lender is legally entitled to complete, execute and deliver such documentation.

4.             Agreement to Pay Enforcement Costs, etc.  Each Guarantor further agrees, as the principal obligor and not as a guarantor only, to pay to the Administrative Agent, on demand, all reasonable out-of-pocket costs and expenses (including court costs and legal expenses) incurred or expended by the Administrative Agent or any Lender in connection with this Guaranty and the enforcement thereof, together with interest on amounts recoverable under this Section 3 from the time when such amounts become due until payment, whether before or after judgment, at the rate of interest for overdue principal set forth in the Credit Agreement, provided that if such interest would exceed the Maximum Rate, then such interest shall be reduced to such Maximum Rate.

5.             Waivers by Guarantors; Lenders’ Freedom to Act.  To the fullest extent permitted by applicable Law, each Guarantor agrees that the Guaranteed Obligations will be paid and performed strictly in accordance with their respective terms, regardless of any Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Lender with respect thereto.  To the fullest extent permitted by applicable Law, each Guarantor waives promptness, diligence, presentment, demand, protest, notice of acceptance, notice of any obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of the Borrower or any other entity or other person primarily or secondarily liable with respect to any of the Guaranteed Obligations, and all suretyship defenses generally.  Without limiting the generality of the foregoing, each Guarantor agrees to the provisions of any instrument evidencing or otherwise executed in connection with any Guaranteed Obligation and agrees, to the fullest extent permitted by applicable Law, that its obligations in respect of its Guaranty shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any right or remedy against the Borrower or any other entity or other person primarily or secondarily liable with respect to any of the Guaranteed Obligations; (ii) any extensions, compromise, refinancing, consolidation or renewals of any Guaranteed Obligation; (iii) any change in the time, place or manner of payment of any of the Guaranteed Obligations or any rescissions, waivers, compromise, refinancing, consolidation or other amendments or modifications of any of the terms or provisions of the Credit Agreement or the other Loan Documents or any other agreement evidencing or otherwise executed in connection with any of the Guaranteed Obligations, (iv) the addition, substitution or release of any entity or other person primarily or secondarily liable for any Guaranteed Obligation; (v) the adequacy of any rights which the Administrative Agent or any Lender may have against any means of obtaining repayment of any of the Guaranteed Obligations; or (vi) any other act or omission which might in any manner or to any extent vary the risk of any of the Guarantors or otherwise operate as a release or discharge of any of the Guarantors, all of which may be done without notice to any of the Guarantors.  To the fullest extent permitted by applicable Law, each Guarantor hereby expressly waives any and all rights or defenses arising by reason of (A) any “one action” or “anti-deficiency” Law which

4

would otherwise prevent the Administrative Agent or any Lender from bringing any action, including any claim for a deficiency, or exercising any other right or remedy (including any right of set-off), against any of the Guarantors before or after the Administrative Agent’s or such Lender’s commencement or completion of any foreclosure action, whether judicially, by exercise of power of sale or otherwise, or (B) any other Law which in any other way would otherwise require any election of remedies by the Administrative Agent or any Lender.

6.             Unenforceability of Obligations Against the Borrower.  If for any reason the Borrower has no legal existence or is under no legal obligation to discharge any of the Guaranteed Obligations, or if any of such obligations have become irrecoverable from the Borrower by reason of the Borrower’s bankruptcy or reorganization or by other operation of Law or for any other reason, this Guaranty shall, to the fullest extent permitted by applicable Law, nevertheless be binding on each Guarantor to the same extent as if the affected Guarantor at all times had been the principal obligor on all such Guaranteed Obligations.  In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, or for any other reason, all such Guaranteed Obligations otherwise subject to acceleration under the terms of the Credit Agreement and the other Loan Documents or any other agreement evidencing or otherwise executed in connection with any such obligation shall be immediately due and payable by the applicable Guarantor

7.             Subrogation.  Until the final payment and performance in full of all of Guaranteed Obligations and any amounts payable under this Guaranty, no Guarantor shall exercise any rights against the Borrower arising as a result of payment by such Guarantor in respect of this Guaranty, by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not prove any claim in competition with the Administrative Agent or any Lender in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceedings of any nature and such Guarantor will not claim any setoff, recoupment or counterclaim against the Borrower in respect of any liability of such Guarantor to the Borrower.

8.             Obligations Independent; Provisions Supplemental.  The obligations of the Guarantors hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and a separate action may be brought against any Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.  The provisions of this Guaranty shall be supplemental to and not in derogation of any other rights and remedies of the Lenders and the Administrative Agent under the Credit Agreement, the other Loan Documents and any separate subordination agreement which the Administrative Agent may at any time and from time to time enter into with any of the Guarantors for the benefit of the Lenders and the Administrative Agent.

9.             Further Assurances.   Each Guarantor agrees that it will from time to time, at the request of the Administrative Agent, do all such things and execute all such documents as the Administrative Agent may reasonably request to give full effect to this Guaranty and to preserve the rights and powers of the Lenders and the Administrative Agent in respect of this Guaranty.  Each Guarantor acknowledges and confirms that it has established its own adequate means of obtaining from the Borrower on a continuing basis all information desired by such Guarantor

5

concerning the financial condition of the Borrower and that such Guarantor will look to the Borrower and not to the Administrative Agent or any Lender in order for such Guarantor to keep adequately informed of changes in the Borrower’s financial condition.

10.          Successors and Assigns.  This Guaranty shall be binding upon each Guarantor, its successors and assigns, and shall inure to the benefit of the Administrative Agent and the Lenders and their respective permitted transferees and permitted assigns; provided that no Guarantor shall assign its rights and obligations under this Guaranty without the prior written consent of the Administrative Agent (and any attempted assignment without such consent shall be void).  Without limiting the generality of the foregoing sentence, each Lender may, to the extent permitted by Section 10.7 of the Credit Agreement, assign or otherwise transfer the Credit Agreement, the other Loan Documents or any other agreement or Note held by it evidencing or otherwise executed in connection with the Guaranteed Obligations, or sell participations in any interest therein, to any other entity or other person, and such other entity or other person shall, to the extent provided by Section 10.7 of the Credit Agreement, thereupon become vested, to the extent set forth in the agreement evidencing such assignment, transfer or participation, with all the rights in respect thereof granted to such Lender herein, all in accordance with Section 10.7 of the Credit Agreement.

11.          Termination; Reinstatement.  Subject to Section 2.21 and 10.17 of the Credit Agreement, this Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until (a) all Guaranteed Obligations and any other amounts payable under this Guaranty are paid in full and all Revolving Credit Commitments have terminated, there exist no unpaid Reimbursement Obligations and no Letter of Credit issued for the account of the Borrower shall be outstanding or (b) so long as no Event of Default has occurred and is continuing, then at such time as the aggregate outstanding principal amount of Indebtedness of Subsidiaries of OneBeacon Limited that is guaranteed by the Borrower is $70,000,000 or less (excluding (i) any series of such Indebtedness if all of such series has been defeased (including legal or covenant defeasance) or discharged and (ii) such Indebtedness to the extent it is held by the Borrower or any of its Subsidiaries).  Notwithstanding the foregoing, any release of Guarantee Obligations pursuant to clause (a) above shall be deemed subject to the provision that such Guarantee Obligations shall be reinstated as to the Guarantors at the time of such release if after such release any portion of any payment in respect of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or such Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or other similar officer for, the Borrower or such Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made and whether or not the Administrative Agent is in possession of or has released this Guaranty.  In addition, upon request of the Borrower, the Administrative Agent shall (without vote or consent of any Lender) take such actions as may be required to release all Guarantee Obligations under this Guaranty of any Guarantor if such Guarantor is merged or consolidated into another Person and such Guarantor is not the surviving Person of such merger or consolidation, or such Guarantor is liquidated, wound-up or dissolved, or such Guarantor otherwise ceases to be a Subsidiary of the Borrower; provided, however, that (x) the surviving Person of any such merger or consolidation is, or any assets transferred in connection with such liquidation, winding-up or dissolution are transferred to, a Guarantor (including a Subsidiary of the Borrower that becomes

6

a Guarantor in connection with such transaction) or a Subsidiary of a Guarantor (including a Person that will become a Subsidiary of a Guarantor in connection with such transaction) or (y) after giving effect to any such merger, consolidation, liquidation, winding-up, dissolution, or cessation of such Guarantor’s status as a Subsidiary of the Borrower, the aggregate Consolidated Net Worth of all other Guarantors (including any Person that becomes a Guarantor or Subsidiary of a Guarantor in connection with such transaction but excluding for purposes of calculating the aggregate Consolidated Net Worth of all Guarantors any outstanding Indebtedness of the Borrower to a Guarantor (to the extent reflected as an asset of such Guarantor in the calculation of such Consolidated Net Worth) is not less than the amount then required by Section 7.1(a) of the Credit Agreement, on a pro forma basis as of the end of the most recently completed fiscal quarter for which financial statements have been delivered to the Administrative Agent pursuant to Section 6.1(a) of the Credit Agreement.  The obligations of the Guarantors under this paragraph shall survive termination of this Guaranty.

12.          Miscellaneous.  No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by the Administrative Agent and the Guarantors.  No failure by the Administrative Agent or any Lender to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity.  The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein.

13.          Setoff.  If and to the extent any payment is not made when due hereunder, each Lender may setoff and charge from time to time any amount so due against any or all of any Guarantor’s accounts or deposits with such Lender.

14.          Representations and Warranties.  Each Guarantor represents and warrants that (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) it has corporate or other power and authority and the legal right, to make, deliver and perform this Guaranty, (c) this Guaranty constitutes its legal, valid and binding obligation enforceable against such Guarantor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or in law); (d) the making and performance of this Guaranty does not and will not violate any Requirement of Law or any Contractual Obligation of such Guarantor, except to the extent such violation could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (e) all consents, approvals, licenses and authorizations of, and filings and registrations with, any Governmental Authority required under applicable Law for the making and performance of this Guaranty have been obtained or made and are in full force and effect except to the extent failure to obtain any such consent, approval, license, authorization, or to make such filing or registration, could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

15.          Indemnification and Survival.  Without limitation on any other obligations of the Guarantors or remedies of the Administrative Agent and the Lenders under this Guaranty,

7

each Guarantor shall indemnify and hold harmless the Administrative Agent and the Lenders from and against any and all obligations, penalties, claims, demands, actions, judgments, suits, settlement payments, damages, losses, liabilities and causes of action of every kind or nature whatsoever and reasonable related out-of-pocket costs and expenses that may at any time be imposed on, sustained, required to be paid by, suffered, incurred or asserted against, the Administrative Agent or any Lender in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms; provided that such indemnity shall not, as to the Administrative Agent or any Lender, be available to the extent that such obligations, penalties, claims, demands, actions, judgments, suits, settlement payments, damages, losses, liabilities, causes of action or costs or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent or such Lender.  In all such litigation, or the preparation therefor, the Administrative Agent and the Lenders shall be entitled to select counsel to the Administrative Agent and the Lenders.  To the extent reasonably practicable and not disadvantageous to the Administrative Agent or any of the Lenders (as reasonably determined by the relevant party), it is anticipated that a single counsel selected by the Administrative Agent and the affected Lenders will be used.  The obligations of the Guarantors under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

16.          Governing Law.  THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY).

17.          Submission to Jurisdiction; Waivers.  EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a)  SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(b)  CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c)  AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY

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REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO THE GUARANTORS AT ITS ADDRESS SET FORTH ON THE SIGNATURE PAGE HEREOF OR AT SUCH OTHER ADDRESS OF WHICH THE ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT HERETO;

(d)  AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION; AND

(e)  WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION 17 ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

18.          Waivers of Jury Trial.  EACH PARTY TO THIS GUARANTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING HEREUNDER OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS GUARANTY, OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS GUARANTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 18 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

19.          Confidentiality; Notices.  Subject to the terms of Section 10.16 of the Credit Agreement, each Guarantor agrees that the Administrative Agent and the Lenders may disclose to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations of all or part of the Guaranteed Obligations any and all information in the Administrative Agent’s or any Lender’s possession concerning the Guarantors, this Guaranty and any security for this Guaranty.  All notices and other communications to the Guarantors under this Guaranty shall be delivered in accordance with the terms of Section 10.2 of the Credit Agreement and to the applicable Guarantor at its address set forth on the signature pages hereof or such other address of which the Administrative Agent shall have been notified pursuant hereto.

20.          FINAL AGREEMENT.  THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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[EXECUTION COPY]

Executed this        day of August, 2011.

LONE TREE INSURANCE GROUP LTD.

By:

Name:

Title:

LONE TREE HOLDINGS LTD.

By:

Name:

Title:

Address for each Guarantor:

14 Wesley Street
5th floor
Hamilton, HM 11, Bermuda

GUARANTY

FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, and in consideration of credit and/or financial accommodation heretofore or hereafter from time to time made or granted to WHITE MOUNTAINS INSURANCE GROUP, LTD., a company organized under the laws of Bermuda (the “Borrower”) by (a) BANK OF AMERICA, N.A. as administrative agent (the “Administrative Agent”) for itself and the other lenders (the “Lenders”) from time to time party to that certain Credit Agreement, dated as of August 12, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), by and among the Borrower, the Lenders, the Administrative Agent and Bank of America, N.A., as Swing Line Lender and an Issuing Lender and (b) the Lenders, each of the undersigned Guarantors (individually a “Guarantor” and if more than one jointly and severally, collectively referred to herein as the “Guarantors”), hereby furnishes its guaranty of the Guaranteed Obligations (as hereinafter defined) to the Administrative Agent, for the benefit of itself and the Lenders, as set forth below.

WHEREAS, it is a condition precedent to the Lenders’ making any loans or otherwise extending credit and each Issuing Lender issuing, extending or renewing letters of credit under the Credit Agreement that the Guarantors execute and deliver to the Administrative Agent, for the benefit of the Lenders, a continuing guaranty in substantially the form hereof;

WHEREAS, the Borrower and the Guarantors are members of a group of related entities, the success of any one of which is dependent in part on the success of the other members of such group;

WHEREAS, each Guarantor expects to receive, directly and indirectly, benefits from the extensions of credit to the Borrower by the Lenders pursuant to the Credit Agreement (which benefits are hereby acknowledged); and

WHEREAS, each Guarantor wishes to guarantee to the Administrative Agent, for the benefit of the Lenders the payment and performance in full of all of the Guaranteed Obligations (as hereinafter defined), as herein provided.

NOW, THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

21.          Definitions.  Capitalized terms used herein without definition shall have the respective meaning provided therefor in the Credit Agreement.

22.          Guaranty.  Subject to Section 2.21 of the Credit Agreement, each Guarantor hereby guarantees to the Lenders and the Administrative Agent the full and punctual payment when due (whether at stated maturity, by required pre-payment, by acceleration or otherwise) of all of the obligations of the Borrower under the Credit Agreement and the other Loan Documents (including, but not limited to, the principal of the Loans advanced to the Borrower, all Reimbursement Obligations of the Borrower in respect of Letters of Credit, and all interest, fees, expenses, indemnities and other amounts payable by the Borrower under the Credit Agreement), including all such which would become due but for the operation of the automatic stay pursuant

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to §362(a) of the Federal Bankruptcy Code (Title 11, United States Code) and the operation of §502(b) of the Federal Bankruptcy Code (collectively, the “Guaranteed Obligations”).  This Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of all such Guaranteed Obligations, and not of their collectibility only and is in no way conditioned upon any requirement that the Administrative Agent or any Lender first attempt to collect any of the Guaranteed Obligations from the Borrower or resort to any other means of obtaining payment.  Should an Event of Default occur with respect to the payment or performance of any such Guaranteed Obligations of the Borrower, the obligations of the Guarantors under this Guaranty with respect to such Guaranteed Obligations in default shall, upon demand by the Administrative Agent, become immediately due and payable to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, without demand or notice of any nature, all of which are expressly waived by each Guarantor.  Payments by any Guarantor in respect of this Guaranty may be required by the Administrative Agent on any number of occasions.  All payments by any Guarantor in respect of this Guaranty shall be made to the Administrative Agent, in the manner and at the place of payment specified in the Credit Agreement, for the account of the Lenders and the Administrative Agent.  Anything contained herein to the contrary notwithstanding, the obligations of each Guarantor hereunder at any time shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under §548 of the Federal Bankruptcy Code or any comparable provisions of any similar federal or state Law.

23.          No Setoff or Deductions; Taxes; Payments.  Except as required by Law, each Guarantor shall make all payments hereunder without set-off or counterclaim and free and clear of, and without deduction or withholding for, or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.  If any such obligation (other than one arising with respect to taxes based on or measured by the income or profits of the Lenders) is imposed upon any Guarantor with respect to any amount payable by it hereunder, such Guarantor will pay to the Administrative Agent for the benefit of the Lenders, on the date on which such amount is due and payable hereunder, such additional amount in Dollars as shall be necessary to enable the Lenders to receive the same net amount which the Lender would have received on such due date had no such obligation been imposed upon such Guarantor.  Such Guarantor will deliver promptly to the Administrative Agent a certified copy of any official receipt received by such Guarantor (or other evidence satisfactory to the Administrative Agent) showing all taxes or other charges deducted from or paid with respect to payments made by such Guarantor hereunder.  The obligations of the Guarantors under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.  All payments under this Guaranty shall be made in the United States.  The obligations hereunder shall not be affected by any acts of any legislative body or Governmental Authority affecting the Borrower, including but not limited to, any restrictions on the conversion of currency or repatriation or control of funds or any total or partial expropriation of the Borrower’s property, or by economic, political, regulatory or other events in the countries where the Guarantor is located.  A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the Law of the jurisdiction in which the Guarantor is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Guaranty shall deliver to the Guarantor (with a copy to the Administrative Agent), at the time or times

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prescribed by applicable Law or reasonably requested by the Guarantor, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Guarantor as will permit such payments to be made without withholding or at a reduced rate, provided further that such Lender is legally entitled to complete, execute and deliver such documentation.

24.          Agreement to Pay Enforcement Costs, etc.  Each Guarantor further agrees, as the principal obligor and not as a guarantor only, to pay to the Administrative Agent, on demand, all reasonable out-of-pocket costs and expenses (including court costs and legal expenses) incurred or expended by the Administrative Agent or any Lender in connection with this Guaranty and the enforcement thereof, together with interest on amounts recoverable under this Section 3 from the time when such amounts become due until payment, whether before or after judgment, at the rate of interest for overdue principal set forth in the Credit Agreement, provided that if such interest would exceed the Maximum Rate, then such interest shall be reduced to such Maximum Rate.

25.          Waivers by Guarantors; Lenders’ Freedom to Act.  To the fullest extent permitted by applicable Law, each Guarantor agrees that the Guaranteed Obligations will be paid and performed strictly in accordance with their respective terms, regardless of any Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Lender with respect thereto.  To the fullest extent permitted by applicable Law, each Guarantor waives promptness, diligence, presentment, demand, protest, notice of acceptance, notice of any obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of the Borrower or any other entity or other person primarily or secondarily liable with respect to any of the Guaranteed Obligations, and all suretyship defenses generally.  Without limiting the generality of the foregoing, each Guarantor agrees to the provisions of any instrument evidencing or otherwise executed in connection with any Guaranteed Obligation and agrees, to the fullest extent permitted by applicable Law, that its obligations in respect of its Guaranty shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any right or remedy against the Borrower or any other entity or other person primarily or secondarily liable with respect to any of the Guaranteed Obligations; (ii) any extensions, compromise, refinancing, consolidation or renewals of any Guaranteed Obligation; (iii) any change in the time, place or manner of payment of any of the Guaranteed Obligations or any rescissions, waivers, compromise, refinancing, consolidation or other amendments or modifications of any of the terms or provisions of the Credit Agreement or the other Loan Documents or any other agreement evidencing or otherwise executed in connection with any of the Guaranteed Obligations, (iv) the addition, substitution or release of any entity or other person primarily or secondarily liable for any Guaranteed Obligation; (v) the adequacy of any rights which the Administrative Agent or any Lender may have against any means of obtaining repayment of any of the Guaranteed Obligations; or (vi) any other act or omission which might in any manner or to any extent vary the risk of any of the Guarantors or otherwise operate as a release or discharge of any of the Guarantors, all of which may be done without notice to any of the Guarantors.  To the fullest extent permitted by applicable Law, each Guarantor hereby expressly waives any and all rights or defenses arising by reason of (A) any “one action” or “anti-deficiency” Law which

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would otherwise prevent the Administrative Agent or any Lender from bringing any action, including any claim for a deficiency, or exercising any other right or remedy (including any right of set-off), against any of the Guarantors before or after the Administrative Agent’s or such Lender’s commencement or completion of any foreclosure action, whether judicially, by exercise of power of sale or otherwise, or (B) any other Law which in any other way would otherwise require any election of remedies by the Administrative Agent or any Lender.

26.          Unenforceability of Obligations Against the Borrower.  If for any reason the Borrower has no legal existence or is under no legal obligation to discharge any of the Guaranteed Obligations, or if any of such obligations have become irrecoverable from the Borrower by reason of the Borrower’s bankruptcy or reorganization or by other operation of Law or for any other reason, this Guaranty shall, to the fullest extent permitted by applicable Law, nevertheless be binding on each Guarantor to the same extent as if the affected Guarantor at all times had been the principal obligor on all such Guaranteed Obligations.  In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, or for any other reason, all such Guaranteed Obligations otherwise subject to acceleration under the terms of the Credit Agreement and the other Loan Documents or any other agreement evidencing or otherwise executed in connection with any such obligation shall be immediately due and payable by the applicable Guarantor

27.          Subrogation.  Until the final payment and performance in full of all of Guaranteed Obligations and any amounts payable under this Guaranty, no Guarantor shall exercise any rights against the Borrower arising as a result of payment by such Guarantor in respect of this Guaranty, by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not prove any claim in competition with the Administrative Agent or any Lender in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceedings of any nature and such Guarantor will not claim any setoff, recoupment or counterclaim against the Borrower in respect of any liability of such Guarantor to the Borrower.

28.          Obligations Independent; Provisions Supplemental.  The obligations of the Guarantors hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and a separate action may be brought against any Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.  The provisions of this Guaranty shall be supplemental to and not in derogation of any other rights and remedies of the Lenders and the Administrative Agent under the Credit Agreement, the other Loan Documents and any separate subordination agreement which the Administrative Agent may at any time and from time to time enter into with any of the Guarantors for the benefit of the Lenders and the Administrative Agent.

29.          Further Assurances.   Each Guarantor agrees that it will from time to time, at the request of the Administrative Agent, do all such things and execute all such documents as the Administrative Agent may reasonably request to give full effect to this Guaranty and to preserve the rights and powers of the Lenders and the Administrative Agent in respect of this Guaranty.  Each Guarantor acknowledges and confirms that it has established its own adequate means of obtaining from the Borrower on a continuing basis all information desired by such Guarantor

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concerning the financial condition of the Borrower and that such Guarantor will look to the Borrower and not to the Administrative Agent or any Lender in order for such Guarantor to keep adequately informed of changes in the Borrower’s financial condition.

30.          Successors and Assigns.  This Guaranty shall be binding upon each Guarantor, its successors and assigns, and shall inure to the benefit of the Administrative Agent and the Lenders and their respective permitted transferees and permitted assigns; provided that no Guarantor shall assign its rights and obligations under this Guaranty without the prior written consent of the Administrative Agent (and any attempted assignment without such consent shall be void).  Without limiting the generality of the foregoing sentence, each Lender may, to the extent permitted by Section 10.7 of the Credit Agreement, assign or otherwise transfer the Credit Agreement, the other Loan Documents or any other agreement or Note held by it evidencing or otherwise executed in connection with the Guaranteed Obligations, or sell participations in any interest therein, to any other entity or other person, and such other entity or other person shall, to the extent provided by Section 10.7 of the Credit Agreement, thereupon become vested, to the extent set forth in the agreement evidencing such assignment, transfer or participation, with all the rights in respect thereof granted to such Lender herein, all in accordance with Section 10.7 of the Credit Agreement.

31.          Termination; Reinstatement.  Subject to Section 2.21 and 10.17 of the Credit Agreement, this Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until (a) all Guaranteed Obligations and any other amounts payable under this Guaranty are paid in full and all Revolving Credit Commitments have terminated, there exist no unpaid Reimbursement Obligations and no Letter of Credit issued for the account of the Borrower shall be outstanding or (b) so long as no Event of Default has occurred and is continuing, then at such time as the aggregate outstanding principal amount of Indebtedness of Subsidiaries of OneBeacon Limited that is guaranteed by the Borrower is $70,000,000 or less (excluding (i) any series of such Indebtedness if all of such series has been defeased (including legal or covenant defeasance) or discharged and (ii) such Indebtedness to the extent it is held by the Borrower or any of its Subsidiaries).  Notwithstanding the foregoing, any release of Guarantee Obligations pursuant to clause (a) above shall be deemed subject to the provision that such Guarantee Obligations shall be reinstated as to the Guarantors at the time of such release if after such release any portion of any payment in respect of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or such Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or other similar officer for, the Borrower or such Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made and whether or not the Administrative Agent is in possession of or has released this Guaranty.  In addition, upon request of the Borrower, the Administrative Agent shall (without vote or consent of any Lender) take such actions as may be required to release all Guarantee Obligations under this Guaranty of any Guarantor if such Guarantor is merged or consolidated into another Person and such Guarantor is not the surviving Person of such merger or consolidation, or such Guarantor is liquidated, wound-up or dissolved, or such Guarantor otherwise ceases to be a Subsidiary of the Borrower; provided, however, that (x) the surviving Person of any such merger or consolidation is, or any assets transferred in connection with such liquidation, winding-up or dissolution are transferred to, a Guarantor (including a Subsidiary of the Borrower that becomes

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a Guarantor in connection with such transaction) or a Subsidiary of a Guarantor (including a Person that will become a Subsidiary of a Guarantor in connection with such transaction) or (y) after giving effect to any such merger, consolidation, liquidation, winding-up, dissolution, or cessation of such Guarantor’s status as a Subsidiary of the Borrower, the aggregate Consolidated Net Worth of all other Guarantors (including any Person that becomes a Guarantor or Subsidiary of a Guarantor in connection with such transaction but excluding for purposes of calculating the aggregate Consolidated Net Worth of all Guarantors any outstanding Indebtedness of the Borrower to a Guarantor (to the extent reflected as an asset of such Guarantor in the calculation of such Consolidated Net Worth) is not less than the amount then required by Section 7.1(a) of the Credit Agreement, on a pro forma basis as of the end of the most recently completed fiscal quarter for which financial statements have been delivered to the Administrative Agent pursuant to Section 6.1(a) of the Credit Agreement.  The obligations of the Guarantors under this paragraph shall survive termination of this Guaranty.

32.          Miscellaneous.  No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by the Administrative Agent and the Guarantors.  No failure by the Administrative Agent or any Lender to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity.  The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein.

33.          Setoff.  If and to the extent any payment is not made when due hereunder, each Lender may setoff and charge from time to time any amount so due against any or all of any Guarantor’s accounts or deposits with such Lender.

34.          Representations and Warranties.  Each Guarantor represents and warrants that (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) it has corporate or other power and authority and the legal right, to make, deliver and perform this Guaranty, (c) this Guaranty constitutes its legal, valid and binding obligation enforceable against such Guarantor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or in law); (d) the making and performance of this Guaranty does not and will not violate any Requirement of Law or any Contractual Obligation of such Guarantor, except to the extent such violation could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (e) all consents, approvals, licenses and authorizations of, and filings and registrations with, any Governmental Authority required under applicable Law for the making and performance of this Guaranty have been obtained or made and are in full force and effect except to the extent failure to obtain any such consent, approval, license, authorization, or to make such filing or registration, could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

35.          Indemnification and Survival.  Without limitation on any other obligations of the Guarantors or remedies of the Administrative Agent and the Lenders under this Guaranty,

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each Guarantor shall indemnify and hold harmless the Administrative Agent and the Lenders from and against any and all obligations, penalties, claims, demands, actions, judgments, suits, settlement payments, damages, losses, liabilities and causes of action of every kind or nature whatsoever and reasonable related out-of-pocket costs and expenses that may at any time be imposed on, sustained, required to be paid by, suffered, incurred or asserted against, the Administrative Agent or any Lender in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms; provided that such indemnity shall not, as to the Administrative Agent or any Lender, be available to the extent that such obligations, penalties, claims, demands, actions, judgments, suits, settlement payments, damages, losses, liabilities, causes of action or costs or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent or such Lender.  In all such litigation, or the preparation therefor, the Administrative Agent and the Lenders shall be entitled to select counsel to the Administrative Agent and the Lenders.  To the extent reasonably practicable and not disadvantageous to the Administrative Agent or any of the Lenders (as reasonably determined by the relevant party), it is anticipated that a single counsel selected by the Administrative Agent and the affected Lenders will be used.  The obligations of the Guarantors under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

36.          Governing Law.  THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY).

37.          Submission to Jurisdiction; Waivers.  EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a)  SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(b)  CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c)  AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY

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REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO THE GUARANTORS AT ITS ADDRESS SET FORTH ON THE SIGNATURE PAGE HEREOF OR AT SUCH OTHER ADDRESS OF WHICH THE ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT HERETO;

(d)  AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION; AND

(e)  WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION 17 ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

38.          Waivers of Jury Trial.  EACH PARTY TO THIS GUARANTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING HEREUNDER OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS GUARANTY, OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS GUARANTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 18 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

39.          Confidentiality; Notices.  Subject to the terms of Section 10.16 of the Credit Agreement, each Guarantor agrees that the Administrative Agent and the Lenders may disclose to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations of all or part of the Guaranteed Obligations any and all information in the Administrative Agent’s or any Lender’s possession concerning the Guarantors, this Guaranty and any security for this Guaranty.  All notices and other communications to the Guarantors under this Guaranty shall be delivered in accordance with the terms of Section 10.2 of the Credit Agreement and to the applicable Guarantor at its address set forth on the signature pages hereof or such other address of which the Administrative Agent shall have been notified pursuant hereto.

40.          FINAL AGREEMENT.  THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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20

[EXECUTION COPY]

Executed this        day of August, 2011.

LONE TREE INSURANCE GROUP LTD.

By:

Name:

Title:

LONE TREE HOLDINGS LTD.

By:

Name:

Title:

Address for each Guarantor:

14 Wesley Street
5th floor
Hamilton, HM 11, Bermuda